SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

RUBY TUESDAY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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August 17, 2011

Dear Fellow Shareholders:

     You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Ruby Tuesday, Inc. on Wednesday, October 5, 2011, at 11:00 a.m., Eastern Daylight Time, at our Restaurant Support Center at 150 West Church Avenue, Maryville, Tennessee 37801. The Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describe the specific business to be acted upon. At this year’s meeting, you will have the opportunity to vote on the election of three Class I directors; the approval of an amendment to our 2003 Stock Incentive Plan; the approval, on an advisory basis, of executive compensation; the approval, on an advisory basis, of the frequency of the advisory vote on executive compensation; and the ratification of the selection of our independent registered public accounting firm, KPMG LLP.

     We sincerely hope that you will be able to attend the meeting in person, and we look forward to seeing you. Whether or not you expect to be present, please promptly vote and submit your proxy by telephone, over the Internet or, if you receive paper copies of the proxy materials, by following the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote your own shares.

Sincerely,

RUBY TUESDAY, INC.

Samuel (Sandy) E. Beall, III
Chairman of the Board,
Chief Executive Officer and President

150 West Church Avenue • Maryville, Tennessee 37801 • (865) 379-5700 • Facsimile (865) 379-6826

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 5, 2011

     The Annual Meeting of Shareholders of Ruby Tuesday, Inc. (the “Company”) will be held at the Company’s Restaurant Support Center at 150 West Church Avenue, Maryville, Tennessee 37801, on Wednesday, October 5, 2011, at 11:00 a.m., Eastern Daylight Time (the “Annual Meeting”), for the following purposes:

1.	To elect three Class I directors for a term of three years to the Board of Directors;
2.	To approve an amendment to the Company’s 2003 Stock Incentive Plan;
3.	To cast an advisory vote on executive compensation;
4.	To cast an advisory vote on how frequently the Company should hold a shareholder advisory vote on its executive compensation;
5.	To ratify the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 5, 2012; and
6.	To transact any other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

     Only shareholders of record at the close of business on August 8, 2011 are entitled to notice of, and to vote at, the Annual Meeting.

     The mailing address of the Company’s principal executive office is 150 West Church Avenue, Maryville, Tennessee 37801, and its telephone number is (865) 379-5700.

     It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the meeting, we ask that you please promptly vote and submit your proxy either by telephone or over the Internet. If you received a paper copy of proxy materials by mail, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the Annual Meeting, you may revoke your proxy and vote your own shares.

By Order of the Board of Directors,

Scarlett May
Vice President, General Counsel and Secretary
August 17, 2011
Maryville, Tennessee

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be Held on October 5, 2011:

The Company’s Proxy Statement for the Annual Meeting of Shareholders, the proxy card, and Annual
Report for fiscal year 2011 are available on the following website: https://materials.proxyvote.com/781182

RUBY TUESDAY, INC.
PROXY STATEMENT
TABLE OF CONTENTS

General Information	1
Internet Availability of Proxy Materials	2
Beneficial Ownership of Common Stock	2
Proposal One: Election of Directors	4
Director and Director Nominee Information	7
2011 Director Compensation	17
Corporate Governance	18
Compensation Discussion and Analysis	19
Compensation Committee Report	30
Summary Compensation Table	30
Grants of Plan-Based Awards in Fiscal Year 2011	32
Outstanding Equity Awards at Fiscal Year-End For 2011	33
Option Exercises and Stock Vested in Fiscal Year 2011	34
Nonqualified Deferred Compensation	34
Pension Benefits for Fiscal Year 2011	36
Potential Payments Upon Termination or Change in Control	41
Proposal Two: Approval of an Amendment to the 2003 Stock Incentive Plan	41
Securities Authorized for Issuance Under Equity Compensation Plans	46
Proposal Three: Advisory Vote on Executive Compensation	47
Proposal Four: Advisory Vote on the Frequency of Future Advisory Votes
on Executive Compensation	48
Related Person Transactions	48
Audit Committee Matters	49
Proposal Five: Ratification of Independent Registered Public Accounting Firm	50
Shareholder Proposals	52
General	52
Annex A	Annex A

RUBY TUESDAY, INC.
150 West Church Avenue
Maryville, Tennessee
37801 (865) 379-5700

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

     The following Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Ruby Tuesday, Inc. (the “Board” and/or “Board of Directors”), a Georgia corporation (the “Company”), of proxies to be used in voting at the Annual Meeting of Shareholders of the Company to be held on Wednesday, October 5, 2011, at 11:00 a.m. Eastern Daylight Time, at the Company’s Restaurant Support Center at 150 West Church Avenue, Maryville, Tennessee 37801 and at any adjournment(s) thereof (the “Annual Meeting”). This Proxy Statement and accompanying proxy and/or the Notice of Internet Availability were first mailed to shareholders on or about August 17, 2011.

     Any shareholder returning a proxy has the power to revoke it prior to the Annual Meeting, either by giving the Secretary of the Company written notice of revocation, by returning a later-dated proxy, or by expressing at the Annual Meeting a desire to vote in person. All shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised, will be voted in the manner specified therein. If a proxy is returned and no specification is made, the proxy will be voted (i) in favor of the election of the three nominees for Class I director named in this Proxy Statement; (ii) in favor of an amendment to the Company’s 2003 Stock Incentive Plan; (iii) for the approval, on an advisory basis, of the compensation of the Named Executives (as defined below); (iv) for the approval, on an advisory basis, of an annual vote on executive compensation; (v) in favor of the ratification of the selection of KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm (the “Auditors”) for the fiscal year ending June 5, 2012; and (vi) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting.

     If you participate in the Company’s Salary Deferral Plan (the “401(k) Plan”), your proxy card will also serve as a voting instruction card for the 401(k) Plan Trustee. If you do not provide voting instructions with respect to the shares held in the 401(k) Plan to the 401(k) Plan Trustee, those shares will not be voted. If you participate in the 401(k) Plan or maintain accounts in more than one name, you may receive more than one Notice of Internet Availability. To be sure that all shares are counted, you must vote and submit the proxy either by telephone or over the Internet or sign and return every proxy card you receive.

     The entire cost of soliciting these proxies will be borne by the Company. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. If necessary, we also may use some of our employees to solicit proxies from the shareholders personally or by telephone.

     August 8, 2011 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and, accordingly, only holders of Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. The presence in person or by proxy of shareholders of record holding a majority of the shares of Common

Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. All shares represented by a valid proxy are counted as shares present for determination of a quorum. The number of shares of outstanding Common Stock on August 8, 2011 was 63,097,871, each of which is entitled to one vote at the Annual Meeting.

     So long as a quorum is present, the number of votes cast in favor must exceed the votes against in order to (i) elect each of the director nominees named in Proposal One; (ii) approve an amendment to the Company’s 2003 Stock Incentive Plan; (iii) approve, on an advisory basis, the compensation of the Named Executives (as defined below); (iv) approve, on an advisory basis, the annual advisory vote on executive compensation; (v) ratify the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 5, 2012; and (vi) approve any other business that may properly come before the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business but will have no effect on the outcome of the voting on the election of directors, the approval of an amendment to the Company’s 2003 Stock Incentive Plan, the advisory vote on executive compensation, the advisory vote on the frequency of the advisory vote on executive compensation, or the ratification of the selection of the independent registered public accounting firm, and any other business that may properly come before the Annual Meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

     Under rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), the Company is furnishing proxy materials to shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. On or about August 17, 2011, the Company mailed to shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including the Proxy Statement and the Company’s Annual Report. The Notice of Internet Availability also instructs you on how to access the proxy card to vote through the Internet or by telephone.

     This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the Company’s proxy materials electronically, you will continue to receive these materials via electronic mail unless you elect otherwise.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of August 8, 2011 (except as otherwise noted) regarding the amount of Common Stock beneficially owned by all persons known to the Company to beneficially own more than 5% of the outstanding Common Stock, each director and director nominee of the Company, each Named Executive (as defined below), and all directors and executive officers of the Company as a group. An asterisk (*) indicates beneficial ownership of less than 1% of the outstanding Common Stock. Unless otherwise indicated, the address for each person listed is c/o Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

Number of Shares
Name or Group	Beneficially Owned (1)	Percent of Class (2)
FMR LLC and
Edward C. Johnson, III	7,507,880 (3)	11.6% (3)
BlackRock, Inc.	4,959,568 (4)	7.7% (4)
Greek Investments, Inc.	5,662,047 (5)	8.7% (5)
Dimensional Fund Advisors LP	3,735,212 (6)	5.8% (6)

	Number of Shares
Name or Group	Beneficially Owned (1)		Percent of Class (2)
Carlson Capital, L.P.	3,600,000	(7)	5.5%	(7)
Samuel E. Beall, III	2,333,397	(8)	3.6%	(8)
Claire L. Arnold	284,107	(9)	*
Steven R. Becker	1,031,900	(10)	1.6%	(10)
Kevin T. Clayton	69,956	(11)	*
Matthew A. Drapkin	1,031,900	(10)	1.6%	(10)
James A. Haslam, III	899,030	(12)	1.4%	(12)
Bernard Lanigan, Jr.	85,867	(13)	*
Dr. Donald Ratajczak	108,926	(14)	*
Stephen I. Sadove	121,018	(15)	*
Marguerite N. Duffy	326,333	(16)	*
Kimberly S. Grant	420,578	(17)	*
Nicolas N. Ibrahim	149,392	(18)	*
Daniel P. Dillon, Jr.	30,982	(19)
All directors and executive officers as a	6,106,557	(20)	9.4%
group (17 persons)
____________________

(1)	The amounts shown include: (i) shares subject to currently exercisable options and options exercisable within 60 days after August 8, 2011; (ii) unvested restricted shares that are subject to service criteria; and (iii) shares held in the 401(k) Plan. Unless otherwise noted, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her.

The amounts shown do not include share equivalent units credited to the accounts of the named persons and group under the Company’s Deferred Compensation Plan (the “Predecessor Plan”) which, as of August 8, 2011, were as follows: Mr. Beall, 21,328; Ms. Duffy, 2,435; Ms. Grant, 9,661; Mr. Ibrahim, 14,086; and all directors and executive officers as a group, 48,669. These units represent deferred compensation obligations of the Company payable in shares of Common Stock upon separation of employment either in a lump sum or in installments, as determined by the Company in its capacity as plan administrator.

(2)	“Percent of Class” has been calculated by taking into account all shares as to which the indicated person has sole or shared voting or investment power (including all earned and unearned shares of restricted stock and shares subject to currently exercisable options and options exercisable within 60 days after August 8, 2011), without regard to any disclaimers of beneficial ownership by the person indicated.

(3)	The information presented is based solely on the Schedule 13G/A filed with the SEC by FMR LLC and Edward C. Johnson, III, reporting beneficial ownership as of December 31, 2010, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(4)	The information presented is based solely on the Schedule 13G filed with the SEC by BlackRock, Inc. reporting beneficial ownership as of December 31, 2010, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	The information presented is based solely on the Schedule 13G jointly filed with the SEC reporting beneficial ownership as of December 31, 2010 (and the percentage beneficially owned was determined based on the shares outstanding as of December 31,2010) by Greek Investments, Inc. and each of the following who is filing because he or she is either an officer, director, agent, or otherwise of Greek Investments, Inc.: Jorge Constantino and Panayotis Constantino. The mailing address of Greek Investments, Inc. is P.O. Box 10908, Caparra Heights Station, San Juan, Puerto Rico 00922-0908, and the address of Jorge Constantino and Panayotis Constantino is Zalokosta 14, Paleo Psihiko, Athens 15452, Greece.

(6)	The information presented is based solely on the Schedule 13G filed with the SEC reporting beneficial ownership as of December 31, 2010, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)	The information presented is based solely on the Schedule 13D/A jointly filed with the SEC reporting beneficial ownership as of June 30, 2011 (and the percentage beneficially owned based on shares outstanding as of that date) by Carlson Capital, L.P., Asgard Investment Corp., Clint D. Carlson, Double Black Diamond Offshore Ltd., and Black Diamond Offshore Ltd. The mailing address of Carlson Capital, L.P. is 2100 McKinney Avenue, Dallas, Texas 75201.

(8)	The total amount includes 23,251 shares held in the 401(k) Plan and options exercisable within 60 days after August 8, 2011 to purchase 1,337,857 shares.

(9)	The total amount includes 98,700 shares owned by Ms. Arnold’s spouse, all of which are pledged as security, 23,611 unvested restricted shares, and options exercisable within 60 days after August 8, 2011 to purchase 19,702 shares.

(10)	The 1,031,900 shares presented above are deemed beneficially owned by both Mr. Becker and Mr. Drapkin indirectly.

(11)	The total amount includes 23,611 unvested restricted shares, and options exercisable within 60 days after August 8, 2011 to purchase 19,702 shares.

(12)	The total amount includes 90,484 shares held by PTC, Inc. of which Mr. Haslam is President and a 50% owner. Mr. Haslam disclaims beneficial ownership of any shares in excess of 50% of the total of such shares. The total amount also includes 23,611 unvested restricted shares, and options exercisable within 60 days after August 8, 2011 to purchase 19,702 shares.

(13)	The total amount includes 12,830 shares held in a family limited partnership, 23,611 unvested restricted shares, and options exercisable within 60 days after August 8, 2011 to purchase 19,702 shares.

(14)	The total amount includes 13,500 shares held in an individual retirement account by Dr. Ratajczak, 23,611 unvested restricted shares, and options exercisable within 60 days after August 8, 2011 to purchase 19,702 shares.

(15)	The total amount includes 23,611 unvested restricted shares, and options exercisable within 60 days after August 8, 2011 to purchase 19,702 shares.

(16)	The total amount includes 66,565 unvested restricted shares, 3,103 shares held in the 401(k) Plan, and options exercisable within 60 days after August 8, 2011 to purchase 183,674 shares.

(17)	The total amount includes 119,943 unvested restricted shares, 3,005 shares held in the 401(k) Plan, and options exercisable within 60 days after August 8, 2011 to purchase 228,980 shares.

(18)	The total amount includes 44,412 unvested restricted shares, and options exercisable within 60 days after August 8, 2011 to purchase 86,200 shares.

(19)	The total amount includes 14,377 unvested restricted shares, and options exercisable within 60 days after August 8, 2011 to purchase 16,605 shares.

(20)	The total amount includes 439,617 unvested restricted shares, 29,359 shares held in the 401(k) Plan, and options exercisable within 60 days after August 8, 2011 to purchase 2,106,646 shares.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Election Process

     The Company’s Articles of Incorporation provide for three classes of directors with staggered, three-year terms of office and require that, upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death, or removal from office. The

Company’s Articles of Incorporation and its Bylaws provide that the Board of Directors shall consist of not less than three nor more than 12 directors and authorize the exact number to be fixed from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least 80% of all outstanding shares entitled to vote in the election of directors, voting together as a single class. The terms of office of the Class I directors expire at the Annual Meeting. The Board of Directors has nominated James A. Haslam, III, Steven R. Becker, and Stephen I. Sadove to serve in Class I of the Board of Directors for a term of three years. The Class II directors and the Class III directors have one year and two years, respectively, remaining on their terms of office.

     It is intended that persons named in the accompanying form of proxy will vote for the three nominees listed below unless instructed to vote against a particular nominee. Although the Board of Directors does not expect that any of the nominees identified herein will be unavailable for election, in the event a vacancy in the slate of nominees occurs, the shares represented by proxies in the accompanying form may be voted for the election of a substitute nominee selected by the persons named in the proxy.

Director Nominations

     The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members and recommending director nominees to the Board. In addition, the Company’s Articles of Incorporation provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors so long as written notice of such shareholder’s intent to make such nomination has been given (i) no later than 90 days in advance of the Annual Meeting, or (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, no later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

     Each notice of intent to nominate one or more persons for the election of directors must set forth, in addition to such information as may be required by the Bylaws, (i) the name and address of the shareholder making the nomination and the person or persons being nominated; (ii) a representation that the shareholder is a holder of record of shares of Common Stock entitled to vote at the Annual Meeting and that the shareholder intends to appear either in person or by proxy at the Annual Meeting to nominate the person or persons described in the notice; (iii) a description of any arrangements or understandings between the shareholder, each nominee and any person or persons pursuant to which the shareholder intends to make the nomination; (iv) such other information regarding each nominee as would be required by the proxy rules of the SEC if the nominee were to be nominated by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company.

     The Nominating and Governance Committee has adopted a formal policy and procedure with regard to the consideration of any director candidates recommended by shareholders. Consistent with these procedures, the Nominating and Governance Committee will consider director candidates recommended by the Company’s shareholders. Recommendations may be sent to the Nominating and Governance Committee, c/o Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

     The Nominating and Governance Committee identifies potential nominees for director through a variety of business contacts including current directors, community leaders, and shareholders. To the extent necessary, the Nominating and Governance Committee may retain professional search firms and other advisors to identify potential candidates.

Qualifications for All Directors

     In considering potential candidates for election to the Company’s Board of Directors, the Nominating and Governance Committee observes the following guidelines, among other considerations: (i) the composition of the Board of Directors must include a majority of independent directors; (ii) each director nominee shall be selected without regard to sex, race, religion or national origin; (iii) each director nominee should be an individual of the highest character and integrity and have an inquiring mind, vision, and the ability to work well with others; (iv) each director nominee should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; (v) each director nominee should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; (vi) each director nominee should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director, including, without limitation, consistent attendance at Board of Directors and committee meetings and advance review of Board of Directors and committee materials; and (vii) each director nominee should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency.

     If the Nominating and Governance Committee determines that a potential candidate may be qualified to serve on the Board of Directors, at least one member of the Nominating and Governance Committee and the Chairman of the Board of Directors and Chief Executive Officer will interview such candidate. The Nominating and Governance Committee then determines whether to recommend to the Board of Directors that a candidate be nominated for approval by the shareholders. The manner in which the Nominating and Governance Committee evaluates a potential candidate does not differ based on whether the candidate is recommended by a shareholder of the Company.

     With respect to nominating existing directors, the Nominating and Governance Committee reviews relevant information available to it, including the most recent individual director evaluations for such candidates, the number of meetings attended, his or her level of participation, biographical information, professional qualifications, and overall contributions to the Company.

     The Board of Directors does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background, and professional experiences in evaluating candidates for Board membership.

Qualifications, Attributes, Experience, and Skills of the Board as a Whole

     The Board of Directors has identified the following qualifications, attributes, experiences, and skills that are important to be represented on the Board as a whole, in consideration of the Company’s current and future goals as identified in its strategic framework for fiscal year 2012 and its three-year goals:
  Management, leadership and strategy;
  Financial expertise;
  Marketing and consumer experience; and
  Risk assessment and capital management.

DIRECTOR AND DIRECTOR NOMINEE INFORMATION

     Information about the directors and director nominees is below including the specific qualifications, attributes, experiences and skills described above.

Director Nominees

Class I – Term Expiring 2014

JAMES A. HASLAM, III
Director of the Company since 1999     Age: 57

     Mr. Haslam has been President and Chief Executive Officer of Pilot Travel Centers, LLC, a nationwide operator of travel centers, since September 2001. Mr. Haslam served as Chief Executive Officer of Pilot Corporation, an operator of convenience stores and travel centers in over 40 states, from July 1995 to September 2001 and since October 2008. From 1976 to 1995, Mr. Haslam was Executive Vice President of Pilot Corporation. Mr. Haslam previously served as a director of Dillards, Inc. within the last five years.

     Other Current Public Company Directorships:
  First Horizon National Corporation
     Qualifications:
  Management, leadership and strategy – Provides the Board with significant experience in matters involving the running of a large company, mergers, acquisitions, and business combinations.
  Financial expertise – Extensive knowledge of lending, credit markets and finance and accounting.
  Marketing and consumer experience – In-depth knowledge and experience in retailing from his years of service as the Chief Executive Officer of Pilot Corporation as well as his years of prior service as a director of Dillard’s, Inc.
  Risk assessment and capital allocation – Provides the Board with additional insight into issues involving capital allocation, shareholder value and business risk.
STEVEN R. BECKER
Director of the Company since 2011     Age: 44

     Mr. Becker has been a partner of Becker Drapkin Management (previously known as Greenway Capital), a Dallas-based small cap investment fund, since September 2004. Previously, Mr. Becker was a partner at the Special Situations Funds, a New York City-based asset manager, which he joined in April 1997, and ran the Special Situations Private Equity Fund from its inception until leaving to establish Becker Drapkin Management. Prior to joining Special Situations Funds, Mr. Becker was a part of the distressed debt and leveraged equities research team at Bankers Trust Securities. He began his career at Manley Fuller Asset Management in New York as a small cap analyst. Mr. Becker previously served on the board of directors of Plato Learning, Inc., a publicly traded educational software company, until it was acquired in May 2010.

     Other Current Public Company Directorships:
  Hot Topic, Inc.
  Strategic Diagnostics, Inc.

     Qualifications:
  Management, leadership and strategy – Leadership experience through founding, establishment and management of a small-cap investment fund.
  Financial expertise – Extensive financial experience in both public and private companies which provides our Board with valuable expertise in corporate finance, strategic planning, and capital and credit markets.
  Marketing and consumer experience – Knowledge and experience in retailing from service as a director at Hot Topic, Inc.
  Risk assessment and capital management – Provides the Board with experience in capital allocation, shareholder value and financial risk.
STEPHEN I. SADOVE
Director of the Company since 2002     Age: 60

     Mr. Sadove has served as Chief Executive Officer of Saks Incorporated since January 2006 and assumed the position of Chairman of the Saks Incorporated Board in May 2007. Before becoming Chief Executive Officer, Mr. Sadove served Saks Incorporated as Vice Chairman from January 2002 to March 2004 and served as Vice Chairman and Chief Operating Officer from March 2004 to January 2006. Prior to his position with Saks Incorporated, Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb Company (“Bristol-Myers”) and President of Bristol-Myers Worldwide Beauty Care and Nutritionals from 1996 to January 2002. Mr. Sadove previously served on the Board of Trustees of Equity Office Properties Trust within the last five years.

     Other Current Public Company Directorships:
  Saks Incorporated
  Colgate-Palmolive Co.
     Qualifications:
  Management, leadership and strategy – Leadership roles with several well-known consumer products and retail companies over the past 25 years.
  Financial expertise – Has overseen and managed operating budgets for various companies throughout his career and has ultimate responsibility for the execution of the financial plans in his current role as Chairman of the Board and Chief Executive Officer of Saks Incorporated.
  Marketing and consumer experience – Extensive understanding of consumer products and consumer behavior. Also possesses over 25 years of marketing experience and currently instrumental in shaping the marketing initiatives at Saks Fifth Avenue.
  Risk assessment and capital management – Provides the Board with additional insight into issues involving capital allocation, shareholder value and business risk.
Directors Continuing in Office

Class II – Term Expiring 2012

CLAIRE L. ARNOLD
Director of the Company since 1994     Age: 64

     Ms. Arnold has been Chair and Chief Executive Officer of Leapfrog Services, Inc., a privately-held technical outsourcing company, since April 1998. Ms. Arnold served as President and Chief Executive Officer of Nicotiana Enterprises, Inc., a family holding company, from November 1992 to April 1994. Prior to that, Ms. Arnold was Chair and Chief Executive Officer of NCC L.P. from August 1979 to November 1992. Ms. Arnold previously served as a director for Advance America, Cash Advance Centers, Inc.

     Other Current Public Company Directorships:
  Schweitzer-Mauduit International, Inc.
     Qualifications:
  Management, leadership and strategy – Strategic and entrepreneurial leadership through 28 years as a chief executive officer, first with a wholesale consumer products company and currently with a technology-managed service provider.
  Financial expertise – Direct oversight of internal audit, corporate accounting, finance and lending. Has served on six different public company audit committees and chaired two.
  Marketing and consumer experience – Ten years of marketing and consumer experience with a major consumer products company, 13 years as marketing strategist in current company and an in-depth understanding of the casual dining industry and our customer base.
  Risk assessment and capital management – Risk assessment and capital management experience leading two growing companies; benchmarking other companies’ governance practices.
KEVIN T. CLAYTON
Director of the Company since 2006     Age: 48

     Mr. Clayton has served as President and Chief Executive Officer of Clayton Homes, Inc. (a Berkshire Hathaway Company) since 1999. Prior to serving as President and Chief Executive Officer, Mr. Clayton served as Chief Operating Officer of Clayton Homes, Inc. from 1997 to 1999 and as Vice President of Clayton Homes, Inc. and President of Vanderbilt Mortgage and Finance, Inc. from 1995 until 1997.

     Qualifications:
  Management, leadership and strategy – Chief executive officer experience through his leadership roles with Clayton Homes, Inc., which was a publicly-traded company prior to Berkshire Hathaway’s acquisition of the company in 1999.
  Financial expertise – Possesses in-depth knowledge and experience in the areas of finance, lending and credit markets.
  Marketing and consumer experience – Extensive sales and marketing experience in the housing industry including the retail sales of manufactured and modular homes.
  Risk assessment and capital management – Provides the Board with additional insight into issues involving capital allocation, shareholder value and business risk.
DR. DONALD RATAJCZAK
Director of the Company since 1981     Age: 68

     Dr. Ratajczak is a consulting economist for Morgan, Keegan & Co, and who, from May 2000 until April 2003, was Chairman and Chief Executive Officer of BrainWorks Ventures, Inc. (formerly known as Auric Metals Corporation), a company that provided investment and advisory services for startup technology companies. Dr. Ratajczak also served as President of AssuranceAmerica Corporation (successor by merger to BrainWorks Ventures, Inc.) from May 2003 to November 2003. From July 1973 until his retirement in June 2000, Dr. Ratajczak served as Professor and Director, and was also the founder, of the Economic Forecasting Center at Georgia State University.

     Other Current Public Company Directorships:
  Crown Crafts, Inc.,
  Citizens Bancshares Corporation
  AssuranceAmerica Corporation

     Qualifications:
  Management, leadership and strategy – Possesses management, leadership and strategy skills through his service to BrainWorks Ventures, Inc. and his academic achievements, namely as the founder and, from July 1973 to June 2000, the Director of the Economic Forecasting Center at the J. Mack Robinson College of Business Administration at Georgia State University.
  Financial expertise – Has served on the Company’s Audit Committee and on the Audit Committee of the Company’s predecessor, Morrison Restaurants Inc. since 1981. Has also served as audit committee chair of Crown Crafts, Inc. and Morgan Keegan & Company before it was acquired by Regions Bank in 2001.
  Marketing and consumer experience – Thorough understanding of the casual dining industry and the Company’s customer base.
  Risk assessment and capital management – Consulting economist for Morgan Keegan & Company, a broker/dealer company. Also possesses extensive knowledge of financial markets, capital allocation and lending.
Class III – Term Expiring 2013

SAMUEL E. BEALL, III
Director of the Company since 1982     Age: 61

     Mr. Beall has served as Chairman of the Board and Chief Executive Officer of the Company since May 1995 and also as President of the Company since July 2004. Mr. Beall served as President and Chief Executive Officer of the Company from June 1992 to May 1995 and President and Chief Operating Officer of the Company from September 1986 to June 1992. Mr. Beall also serves as a board member of several private companies, including Pilot Corporation, Pilot Travel Centers, LLC, SSC Service Solutions Co., and Blackberry Hotel Company Inc.

     Other Current Public Company Directorships:
  Windstream Corporation
     Qualifications:
  Management, leadership and strategy – Founded the Company and has 39 years of leadership experience in the casual dining industry. Responsible for setting and overseeing execution of strategic initiatives that have resulted in the significant growth and expansion of our operations during his tenure.
  Financial expertise – Ultimate responsibility for the execution of the Company’s financial plans.
  Marketing and consumer experience – Extensive marketing and promotional experience. Instrumental in the design of the Company’s national advertising strategies and campaigns and continues to influence marketing and promotional initiatives.
  Risk assessment and capital management – Manages complex business operations and has extensive experience in overseeing business risk. Responsible for designing and implementing the Company’s strategies to increase shareholder value.
MATTHEW A. DRAPKIN
Director of the Company since 2011     Age: 38

     Mr. Drapkin has been a partner at Becker Drapkin Management since December 2009. Previously, he served as head of research, special situations and private equity at ENSO Capital, a New York-based hedge fund, from March 2008 to October 2009. From January 2003 to March 2008, Mr. Drapkin worked at MacAndrews & Forbes, a private investment firm, where he most recently served as the Senior Vice President, Corporate Development, responsible for sourcing, evaluating and executing investment opportunities. Prior to MacAndrews & Forbes, Mr. Drapkin was the general manager of several Condé Nast Internet sites and an investment banker at Goldman Sachs. Mr. Drapkin previously served on the board of directors of Plato Learning, Inc., a publicly traded educational software company, until its acquisition in May 2010 and Alloy, Inc., a publicly traded media and marketing company, from April 2010 until its acquisition in November 2010.

     Other Current Public Company Directorships:
  Hot Topic, Inc.
  Glu Mobile, Inc.
     Qualifications:
  Management, leadership and strategy – Leadership experience through management of a small-cap investment fund.
  Financial expertise – Extensive financial experience in both public and private companies which provides our Board with valuable expertise in corporate finance, strategic planning, and capital and credit markets.
  Marketing and consumer experience – Knowledge and experience in retailing from service as a director at Hot Topic, Inc.; marketing experience as a director at Alloy, Inc.
  Risk assessment and capital management – Provides the Board with experience in capital allocation, shareholder value and financial risk.
BERNARD LANIGAN, JR.
Director of the Company since 2001     Age: 63

     Mr. Lanigan founded and has served as Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc., a registered investment advisor and wealth management company, since 1981. Also, Mr. Lanigan founded and has served as Chairman of Lanigan & Associates, P.C., Certified Public Accountants and Consultants, since 1974.

     Qualifications:
  Management, leadership and strategy – More than 35 years of leadership experience through founding, establishment and management of companies that provide investment and wealth management, accounting, tax and financial consulting services.
  Financial expertise – Certified public accountant for 38 years and has over 35 years of experience in tax, accounting, investment advising, wealth management, and mergers and acquisitions.
  Marketing and consumer experience – Thorough understanding of the casual dining industry and our customer base.
  Risk assessment and capital management – Extensive knowledge of and experience in accounting, tax, financial markets, lending, financing instruments, capital allocation and investing.
The Board of Directors recommends that you vote FOR
the election of the three nominees for Class I directors named above.

Directors’ Independence

     As required by the New York Stock Exchange (“NYSE”) corporate governance standards, at all times a majority of the members of the Company’s Board are “independent” within the meaning of NYSE rules. To assist it in making the annual affirmative determination of each director’s independence, the Board has adopted Categorical Standards of Director Independence (“Categorical Standards”) which are posted on our website at http://rubytuesday.com/investors/governance. A director will be considered

“independent” only if he or she meets the requirements of the Categorical Standards and the criteria for independence set forth from time to time by the NYSE corporate governance standards.

     The Board of Directors has affirmatively determined that all of the Company’s directors, with the exception of Mr. Beall, are independent under the Categorical Standards and the NYSE corporate governance standards. Mr. Beall is disqualified from being “independent” because he is also an executive officer of the Company. Each member of the Board’s Audit, Executive Compensation and Human Resources, and Nominating and Governance Committees is independent as required by the respective charters of each Committee and the NYSE corporate governance standards.

The Board’s Role in Risk Oversight

     The Board of Directors is responsible for oversight of the various risks facing the Company. Risks are considered in virtually every business decision and as part of our culture and business strategy. The Board recognizes that appropriate risk-taking is essential for the Company to remain competitive and achieve its long-term goals.

     The Board has implemented the following risk oversight framework:
  know the major risks inherent in the Company’s business and strategy;
  evaluate risk management processes;
  encourage open and regular communication about risks between management and the Board; and
  cultivate a culture of integrity and risk awareness.
     While the Board oversees risk, Company management is responsible for managing risk. We have strong internal processes to identify and manage risk and communicate appropriately with the Board. These processes include quarterly risk assessment updates to the Directors, regular management disclosure committee meetings, Code of Business Conduct and Ethics, Code of Ethical Conduct for Financial Professionals, thorough quality assurance standards and systems, and a comprehensive internal and external audit process. Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed and Directors are free to communicate directly with Internal Audit and senior management.

     The Board implements its risk oversight function both as a whole and through Committees. Board Committees meet regularly and report back to the full Board. The particular role each Committee plays in carrying out the risk oversight function is as follows:
  The Audit Committee oversees the risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s ethics programs, including the Code of Business Conduct and Ethics, Code of Ethical Conduct for Financial Professionals, and the Company’s Whistleblower Policy. The Audit Committee members meet separately with the Company’s General Counsel, Director of Internal Audit, and representatives of the Company’s independent accounting firm.
  The Executive Compensation and Human Resources Committee (the “Compensation Committee”) evaluates the risks and rewards associated with the Company’s compensation philosophy and programs.
  The Nominating and Governance Committee oversees and evaluates risks and opportunities related to evolving governance legislation and trends.

Board Leadership Structure

     Our current Board leadership structure is comprised of a combined position of Chairman of the Board and Chief Executive Officer, an independent director serving as Lead Director, and six other independent directors. Samuel E. Beall, III serves as Chairman of the Board and Chief Executive Officer, and James A. Haslam, III serves as Lead Director.

     The Chairman of the Board presides over meetings of the Board of Directors, presides over annual meetings of shareholders, consults and advises the Board and its committees on the business and affairs of the Company, and performs other responsibilities as may be assigned by the Board from time to time. The Chief Executive Officer is in charge of both overseeing the Company’s day-to-day operations and establishing and leading the execution of the Company’s long-term strategic objectives, subject to the overall direction and supervision of the Board of Directors and its committees.

     The Lead Director presides at all meetings of the Board at which the Chairman of the Board is not present. The Lead Director may call, and shall lead, non-management director and independent director sessions. The Lead Director serves as a liaison and facilitates communication between the Chairman of the Board and the independent directors. The Lead Director advises the Chairman of the Board on the Board’s informational needs, Board meeting agendas, and schedule of Board meetings.

     The Board believes that this leadership structure – a combined Chairman of the Board and Chief Executive Officer, a Lead Director, active and strong non-employee Directors, and committees led by independent Directors – is most effective for the Company at this time. Since the Chief Executive Officer has the most extensive knowledge of the Company’s business, the Board believes that the Chief Executive Officer is in the best position to lead most effectively and to serve in the critical role of Chairman of the Board. In addition, as he is directly involved in managing the Company, having a Chairman who also serves as the Chief Executive Officer allows timely communication with the Board on critical business matters. The Board also believes there is a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by non-employee Directors.

Committees of the Board of Directors

     The Board of Directors is responsible for the overall affairs of the Company. To assist the Board of Directors in carrying out this responsibility, the Board has delegated certain authority to three standing committees as follows:

Audit Committee

     The Audit Committee maintains communications with the Company’s independent registered public accounting firm as to the nature of the Auditors’ services, fees and such other matters as the Auditors believe may require the attention of the Board of Directors. The Audit Committee reviews the Company’s system of internal control over financial reporting and procedures and makes recommendations to the Board of Directors regarding them. The responsibilities of the Audit Committee are more fully described in its charter, a copy of which is posted on our website at http://rubytuesday.com/investors/governance. The Audit Committee met five times during fiscal year 2011 and all members attended 100% of the meetings. The current members of the Audit Committee are Bernard Lanigan, Jr. (Chair), Dr. Donald Ratajczak, and Matthew A. Drapkin. The Board of Directors has determined that each member of the Audit Committee is independent as independence for audit committee members is defined under the NYSE corporate governance requirements and the SEC rules. All of the members of the Audit Committee have significant experience in financial matters and are financially literate as defined in Section 303A of the NYSE listing standards as such qualifications are interpreted by the Board of Directors in its business judgment. In addition, the Board of Directors has determined that at least one member of the Audit Committee, Mr. Lanigan, is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Executive Compensation and Human Resources Committee

     The Compensation Committee of the Board of Directors is responsible for setting the Company’s philosophy regarding executive compensation. The responsibilities of the Compensation Committee are more fully described in its charter, a copy of which is posted on our website at http://rubytuesday.com/investors/governance. The processes utilized by the Compensation Committee in fulfilling its responsibilities are more fully discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

     The Compensation Committee has retained a nationally known firm, Pearl Meyer & Partners, LLC (“Pearl Meyer & Partners”), as its independent compensation consultant. The Compensation Committee requests that Pearl Meyer & Partners provide information related to the Company’s compensation practices and the various compensation practices of its peer group. The scope of Pearl Meyer & Partners’ engagement and any fees paid for its services are approved by the Compensation Committee. Management works with Pearl Meyer & Partners to provide necessary information about the Company in order to complete the compensation surveys requested by the Compensation Committee. Pearl Meyer & Partners does not provide any other services to the Company. Further discussion of Pearl Meyer & Partners’ role in the Company’s compensation programs is contained within the “Compensation Discussion and Analysis” section of this Proxy Statement.

     The Compensation Committee met four times during fiscal year 2011 and all members attended at least 75% of the meetings. The current members of the Compensation Committee are Stephen I. Sadove (Chair), Kevin T. Clayton, and Steven R. Becker. The Board of Directors has determined that each member of the Compensation Committee is independent as independence for compensation committee members is defined under the NYSE corporate governance requirements.

     Compensation Committee Interlocks and Insider Participation. Mr. Haslam is the President and Chief Executive Officer of Pilot Travel Centers, LLC and Chief Executive Officer of Pilot Corporation (each a privately held company), and the Company’s Chief Executive Officer, Samuel E. Beall, III, is a member of the Board of Directors of Pilot Travel Centers, LLC and of Pilot Corporation. Mr. Beall is not on the compensation committee of either entity and does not participate in the determination of Mr. Haslam’s compensation from Pilot Travel Centers, LLC or Pilot Corporation.

Nominating and Governance Committee

     The Nominating and Governance Committee (i) identifies individuals qualified to become Board members and recommends director nominees to the Board; (ii) recommends director nominees to the Board to serve on each committee of the Board; (iii) recommends to the Board the Corporate Governance Guidelines and Code of Business Conduct and Ethics applicable to the Company; and (iv) leads the Board in its performance review of the Board, each committee of the Board, individual directors, and management. The responsibilities of the Nominating and Governance Committee are more fully described in its charter, a copy of which is posted on our website at http://rubytuesday.com/investors/governance. The Nominating and Governance Committee met three times during fiscal year 2011 and all members attended 100% of the meetings. The current members of the Nominating & Governance Committee are Claire L. Arnold (Chair), Steven R. Becker, Kevin T. Clayton, Matthew A. Drapkin, Bernard Lanigan, Jr., Dr. Donald Ratajczak, and Stephen I. Sadove. The

Board of Directors has determined that each member of the Nominating and Governance Committee is independent as independence for nominating committee members is defined under the NYSE corporate governance requirements.

Policy with Regard to Directors’ Attendance at the Annual Meeting of Shareholders

     The Board of Directors has adopted a policy requiring that, absent unusual circumstances, members of the Board of Directors are expected to attend each annual meeting of the shareholders of the Company. All but one member of the fiscal year 2011 Board of Directors attended the 2010 Annual Meeting of Shareholders due to a previously scheduled international commitment that conflicted with the date of the 2010 Annual Meeting.

Policy by Which a Presiding Director is Chosen to Chair Executive Sessions of Non-Management Directors

     The Lead Director serves as the chair of the executive sessions of the non-management directors. The non-management directors met without management present in executive session four times during fiscal year 2011.

Procedure for Shareholder Communication with Directors

     All interested parties may send communications to the Board of Directors, to individual directors, or to the non-management directors as a group by mail c/o Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801. All interested parties may also send communications to the Board of Directors as a group by electronic mail in care of the Secretary at boardofdirectors@rubytuesday.com. Communications addressed to the non-management members of the Board of Directors are reviewed by the Secretary and directed to the appropriate director or directors for their consideration. The Secretary may not filter out any direct communications from being presented to the non-management members of the Board of Directors without instruction from directors. The Secretary maintains a record of all communications received that were addressed to one or more directors, including those determined to be inappropriate communications. Such record includes the names of the addressee (if other than the Board of Directors as a group), the disposition by the Secretary, and in the case of communications determined to be inappropriate, a brief description of the nature of the communication. The Secretary will provide a copy of the record upon the request of any member of the Board of Directors.

Anti-Hedging Policy

     The Company prohibits Directors and executive officers from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors, and shareholders of greater than 10% of outstanding shares (“Reporting Persons”) to file certain reports with respect to beneficial ownership of the Company’s equity securities (“Section 16 Reports”). Based solely on the Company’s review of the Section 16 Reports, including any amendments to them, filed by the Company on behalf of its Reporting Persons and, where applicable, any written representation from any Reporting Persons that they were not required to file a Form 5, except as described below, all Section 16(a) filing requirements applicable to the Reporting

Persons during and with respect to fiscal year 2011 have been complied with on a timely basis. Forms 4 reporting the vesting of certain shares of performance-base restricted stock by Ms. Duffy and Franklin Southall, Vice President-Corporate Controller were filed two business days late due to administrative error.

Directors’ Fees and Attendance

     During fiscal year 2011, the Board of Directors met twice telephonically and four times at regularly scheduled meetings. With the exception of one director, who attended at least 80% of all Board meetings, each director attended all Board meetings. Each director attended at least 80% of the total meetings of the Board committees of which he or she was a member that were held during the fiscal year.

     Directors who are employees of the Company receive no directors’ fees. All non-employee directors currently receive a quarterly retainer in the amount of $12,500 and a meeting attendance fee of $4,500 per regularly scheduled Board meeting attended. Non-employee directors serving on the Audit Committee, the Compensation Committee, or the Nominating and Governance Committee (other than the Chairs of such committees) do not receive any fee for attending committee meetings. Non-employee directors who undertake special projects for the Company or attend special meetings are entitled to fees ranging from $2,500 to $5,000 per day of service, except that they will not be entitled to fees for special meetings that occur on the same day as a meeting of the Board of Directors. The Audit Committee Chair receives an annual fee of $20,000, and the other members of the Audit Committee receive an annual fee of $10,000. The Compensation Committee Chair receives an annual fee of $20,000, and the other members of the Compensation Committee receive an annual fee of $7,500. The Nominating and Governance Committee Chair receives an annual fee of $5,000. Additionally, the non-employee director holding the position of Lead Director receives an annual retainer of $25,000.

     All non-employee directors are permitted to participate in the Company’s Stock Incentive and Deferred Compensation Plan for Directors (“Directors’ Plan”), which is designed to provide incentives to eligible directors that are aligned with the interests of shareholders, to encourage share ownership by eligible directors, and to provide a means of recruiting and retaining qualified director candidates.

     The Directors’ Plan was amended and restated as of October 8, 2008. The Board of Directors subsequently approved the First Amendment to the Directors’ Plan on June 30, 2011 to provide greater flexibility in determining the maximum option terms, vesting schedules, and methods for payment of the exercise prices for discretionary options that may be granted under the Directors’ Plan and to revise the terms for vesting of restricted stock awards that may also be granted under the Directors’ Plan (the “Director Plan Amendment”). The Directors’ Plan permits non-employee directors to defer all or a portion (in 25% increments) of their retainers, and any additional meeting and committee fees, to a deferred compensation account. A director’s deferred compensation account is credited as of the last day of each fiscal quarter with an assumed rate of income equal to 90-day U.S. Treasury Bills, based on the weighted average balance of that account during the respective fiscal quarter. Amounts credited to a director’s deferred compensation account generally will be distributed starting on the earlier of (a) the first day of the calendar month after the director’s 70th birthday or (b) the first January 15 or July 15 following when the director ceases to be a member of the Board of Directors.

     The Directors’ Plan provides that each non-employee director will be granted a restricted stock award, an award of stock options, or a blend of both as of the date of each annual meeting of the shareholders of the Company, beginning with the 2008 Annual Meeting, if the director is elected, re-elected, or otherwise continues to serve on the Board of Directors following such annual meeting of the shareholders of the Company.

     The Directors’ Plan also provides for annual equity grants to each non-employee director in an amount equal to the present value of $110,000 on the date of grant, which is the date of the annual shareholders’ meeting, if the director is elected, re-elected, or otherwise continues to serve on the Board of Directors at each annual meeting of the shareholders of the Company. This amount shall be indexed to the national Consumer Price Index, as described in the Directors’ Plan.

     Any shares subject to restricted stock awards granted pursuant to this annual equity grant will be granted on the date of the annual meeting of shareholders and will be valued at fair market value, defined by the Director Plan to be the closing price of Common Stock on the last trading day prior to the grant date as reported by the New York Stock Exchange. Under the Director Plan Amendment, the shares granted shall vest on the day immediately preceding the first anniversary of the grant date for that award, provided the director remains a director on such vesting date. The shares may vest earlier in the event of death, disability, the director attaining age 70, retirement, or a change in control. Otherwise, any unvested shares shall be forfeited if a director ceases to be a director.

     Any options granted pursuant to this annual equity grant will be valued using a commonly accepted option valuation technique and will have an exercise price equal to the closing value of Common Stock as of the day before the date of the annual meeting of shareholders. Pursuant to the Director Plan Amendment, each annual stock option shall have a maximum term of ten years (or any shorter period as specified in an award) but shall expire no later than 90 days following a directors’ voluntary resignation or involuntary termination other than for Cause (as defined in the Directors’ Plan) and no later than 15 days following a director’s termination for Cause. As amended, the Directors’ Plan provides that no award of stock options shall initially provide a vesting schedule permitting the exercise of any portion of an award any earlier than the first anniversary of the date the option award is granted.

     Shares of Common Stock purchased through the exercise of the annual options generally may not be transferred during any period of time, prior to the director’s death, if he or she has not attained his or her target ownership level. A director will be treated as having attained the target ownership level if he or she owns a number of shares of Common Stock with a fair market value equal to or exceeding $250,000. For purposes of determining the target ownership level only, “fair market value” under the Directors’ Plan means the highest closing price of Common Stock for any day during the 30-day period ending on the date of each annual meeting.

2011 DIRECTOR COMPENSATION

	Fees Earned or	Stock
Name	Paid in Cash ($)	Awards ($) (1)	Total ($) (2)
Claire L. Arnold	76,000	110,001	186,001
Kevin T. Clayton	78,000	110,001	188,001
James A. Haslam, III	93,000	110,001	203,001
Bernard Lanigan, Jr.	88,000	110,001	198,001
R. Brad Martin (3)	75,500	110,001	185,501
Dr. Donald Ratajczak	78,000	110,001	188,001
Stephen I. Sadove	88,000	110,001	198,001
____________________

(1)	Represents the grant date fair value of the equity awards as determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company calculates the grant date fair value of restricted shares as the closing value of Common Stock on the date prior to the grant date. The restricted shares awarded in fiscal year 2011 have a grant date fair value of $12.55 per share. Additionally, the assumptions used in calculating the grant date fair value of these awards are disclosed in Note 11 of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2011.

     Outstanding stock award data as of May 31, 2011 is as follows:

Number of Unvested
Name	Stock Awards
Claire L. Arnold	23,611
Kevin T. Clayton	23,611
James A. Haslam, III	23,611
Bernard Lanigan, Jr.	23,611
R. Brad Martin	23,611
Dr. Donald Ratajczak	23,611
Stephen I. Sadove	23,611

(2)	No stock options were awarded to the Company’s directors in fiscal year 2011. The directors’ outstanding stock option awards as of May 31, 2011 are as follows:

	Number of Options	Number of Options
Name	Exercisable	Unexercisable
Claire L. Arnold	19,702	-
Kevin T. Clayton	19,702	-
James A. Haslam, III	19,702	-
Bernard Lanigan, Jr.	19,702	-
R. Brad Martin	11,702	-
Dr. Donald Ratajczak	19,702	-
Stephen I. Sadove	19,702	-

(3)	Mr. Martin retired from the Board of Directors on June 30, 2011. On July 21, 2011, 23,611 shares of Common Stock attributable to equity awards granted to Mr. Martin vested. The vesting of these shares occurred pursuant to the First Amendment to the Directors’ Plan, which was approved by the Board of Directors on June 30, 2011.

CORPORATE GOVERNANCE

     The Company is committed to the highest standards of integrity and corporate governance. We believe that our corporate governance policies and practices meet or exceed the requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the NYSE listing standards regarding corporate governance. In particular:
  the Board of Directors has adopted Categorical Standards of Director Independence;
  the Board of Directors has determined that all of the non-management directors are independent as independence of directors is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;
  all committees of the Board of Directors are composed of directors who are independent as independence of directors is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;
  the Board of Directors has determined that all of the members of the Audit Committee are independent as independence for audit committee members is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;
  the Board of Directors has established a Nominating and Governance Committee, which adopted its own charter;
  the Board of Directors has adopted Corporate Governance Guidelines;
  the Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all of the Company’s employees, including our executive officers; and
  the Board of Directors has represented that it will not, without prior shareholder approval, issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly.

     The Company’s Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Categorical Standards of Director Independence, and Code of Ethical Conduct for Financial Professionals can be found on our website at http://rubytuesday.com/investors/governance. These materials are also available in print, without charge, upon request directed to the Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

COMPENSATION DISCUSSION AND ANALYSIS

     The following discussion provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three other executive officers of the Company who were the most highly compensated and whose salary and bonus exceeded $100,000 in fiscal year 2011 (collectively, these persons are hereinafter referred to as the “Named Executives”). For fiscal year 2011, the Named Executives were Samuel E. Beall, III (“S. E. Beall, III”), Chairman of the Board, Chief Executive Officer and President (“Chairman, CEO and President”); Marguerite N. Duffy (“M. N. Duffy”), Senior Vice President – Chief Financial Officer (“SVP – CFO”); Kimberly S. Grant (K. S. Grant”), Executive Vice President (“EVP”); Nicolas N. Ibrahim (“N. N. Ibrahim”), Senior Vice President – Chief Technology Officer (“SVP – CTO”); and Daniel P. Dillon, Jr. (“D. P. Dillon, Jr.”), Senior Vice President – Brand Development (“SVP – BD”).

Executive Summary

     The Company made strides this year to strengthen its long-term competitive positioning through realizing positive same-restaurant sales of 0.9%, the first positive same-restaurant sales results in five years; investing in various food and service enhancement initiatives, including our fresh baked bread program; launching limited time offers supported by media promotion in certain markets in order to drive trial of the brand; completing our franchise partnership acquisitions which resulted in incremental earnings before interest, taxes, depreciation and amortization (“EBITDA”); converting three underperforming restaurants to other high quality casual dining concepts as part of our low-risk growth strategy; and continuing to focus on debt pay-down and strengthening the balance sheet. The Company’s same-restaurant sales experienced some pressure during the last two quarters of the year from a very aggressive promotional environment within the casual dining/bar grill section and while same-restaurant sales trailed Knapp-TrackTM, the industry benchmark, on a one-year basis by approximately two points, they were approximately in line with Knapp-Track on a two-year basis. The Company’s debt increased by $55.0 million on a net basis, with debt reduction and fair value amortization of $92.0 million offset primarily by the assumption of $147.0 million in debt from the franchise partnership acquisitions during the year. The Company also generated $89.6 million of free-cash flow even after incurring incremental capital expenditures from the prior year, which we believe was a notable accomplishment given the recurring softness in consumer discretionary spending in light of continued high unemployment and a slow economic recovery.

     Despite these achievements, diluted earnings per share for the year declined 1.4% and, as a result, the goals set for the payment of annual cash bonuses pursuant to the 2010 Executive Incentive Compensation Plan (“2010 Executive Incentive Plan”) were not achieved and neither the Chief Executive Officer nor the other Named Executives earned any annual cash incentive for fiscal year 2011.

     As was the case with fiscal years 2010 and 2011, only modest changes are being made to the executive compensation program in fiscal year 2012. Executive base salaries, and target annual cash incentive opportunities will remain unchanged. Long-term incentive grant values may be reduced to ensure alignment with the Company’s compensation philosophy. The short-term incentive plan will focus on same-restaurant sales and EBITDA and the long-term incentive grant mix will include service-

based stock and stock options for the Chief Executive Officer and service-based restricted stock and performance-based restricted stock for the other Named Executives. The performance condition for performance-based restricted stock is satisfied to the extent two-year cumulative EBITDA falls within specified ranges as set forth in the award. The continued use of a pay structure with strong variable pay opportunities linked to strong financial results and stock price performance is the cornerstone of how we compete for talent and seek to align pay with performance.

Responsibility for Setting Executive Compensation Philosophy

Compensation Committee

     The Compensation Committee of the Board of Directors is responsible for setting the Company’s philosophy regarding executive compensation and for approving the Company’s executive compensation programs including eligibility, award opportunity levels, plan designs, performance and/or service requirements, and the associated payouts under these programs.

Chief Executive Officer

     The Chief Executive Officer makes recommendations to the Compensation Committee for specific pay levels for each executive officer, other than himself, and for the key features and design elements of the Company’s executive compensation program. These recommendations are based in part on the Chief Executive Officer’s evaluation of each executive officer’s performance, the Company’s performance, relevant competitive market data, and other information and advice provided by senior management.

Senior Management

     Various members of senior management participate in and support the executive compensation process. For example, the Company’s Senior Vice President – Chief People Officer works directly with the Compensation Committee Chair and Pearl Meyer & Partners to coordinate meeting agendas and materials and to provide historical compensation data relevant to the topics being discussed. The Company’s Senior Vice President – Chief Financial Officer and Vice President – Controller provide relevant analysis and information regarding the Company’s historical and pro-forma performance against goals established by the Compensation Committee under various incentive compensation programs. The Company’s Vice President – General Counsel provides relevant legal context and advice and assists with the preparation of required SEC disclosures. No member of senior management is in a position to recommend his or her own compensation or the compensation of other members of senior management.

Independent Consultant

     Pearl Meyer & Partners provides relevant data and information regarding market practices and trends and, when appropriate, makes recommendations to the Compensation Committee regarding the Company’s compensation philosophy, strategy, plan designs, policies, and related disclosures. Pearl Meyer & Partners reports directly to the Compensation Committee, and the Compensation Committee is not beholden to the recommendations of the consultant. The Compensation Committee regularly meets in executive session with Pearl Meyer & Partners and without any members of senior management present.

Overall Compensation Philosophy

     The overall objectives of the Company’s compensation program are to attract and retain the best possible executive talent and to motivate the Company’s executives to achieve the goals of the Company’s business strategy through a “pay for performance” compensation structure. Specifically, the Company’s compensation structure seeks to reward executive performance that maximizes financial return to shareholders, prudently invests capital, and achieves certain targets for the Company’s sales.

     The key components of the Company’s executive compensation packages are base salary, annual cash incentive opportunities, and long-term equity-based opportunities. These components are used to provide a mixture of short-term cash compensation, which is intended as an immediate reward for positive results, and long-term equity incentives, which are intended to reward good decisions and consistent long-term results, align shareholder and executive interests, and provide a retention tool for the Company.

     As part of its overall deliberation process, the Compensation Committee compares total compensation, as well as each component of compensation, against the practices of similarly situated companies. Pearl Meyer & Partners assists the Compensation Committee in identifying those companies against which it should measure the competitiveness of its compensation packages (the “Peer Group”) and compiles and presents data from the Peer Group. For the latest market study completed during fiscal year 2010, this Peer Group consisted of the following 23 publicly-traded restaurant and retail companies:

Ann Taylor Stores Corp.	Denny’s Corp.
Barnes & Noble, Inc.	DineEquity, Inc.
Bob Evans Farms, Inc.	The Dress Barn, Inc.
Brinker International, Inc.	Foot Locker, Inc.
Burger King Holdings, Inc.	Landry’s Restaurants, Inc.
California Pizza Kitchen, Inc.	O’Charley’s, Inc.
CBRL Group, Inc.	Panera Bread Company
The Cheesecake Factory Incorporated	P F Chang’s China Bistro, Inc.
Chico’s FAS, Inc.	Red Robin Gourmet Burgers
Chipotle Mexican Grill, Inc.	Texas Roadhouse, Inc.
CKE Restaurants, Inc.	Wendy’s/Arby’s Group, Inc.
Darden Restaurants, Inc.

     The companies in the Peer Group were selected based on having similar business models, in the same or similar industries, and comparable annual revenues and market capitalization. Compared to the prior executive compensation peer group, this Peer Group is focused more directly on the casual dining sector and has a reduced median revenue size and dispersion (low to high) in order to be more comparable to the Company.

     When reviewing and assessing executive compensation levels relative to the Peer Group, the Compensation Committee uses the following as general guidelines:

	Target Competitive Positioning -	Target Competitive Positioning –
Compensation Element	Executives	Chief Executive Officer
May be up to 90th
	In the range of 50th to 75th	Percentile of Peer Group.
Base Salary	Percentile of Peer Group.	(Driven by the CEO/Founder’s 39 years
	(Driven by individual experience,	of experience, roles and responsibilities,
	tenure, roles, and responsibilities.)	and strategic importance to the
Company.)
Total Cash Compensation	In the range of 50th to 75th	May be up to 90th
(Base Salary + Target	Percentile of Peer Group.	Percentile of Peer Group.
Annual Cash Incentives)	(Based on achievement against pre-	(Based on achievement against pre-
	established annual incentive targets.)	established annual incentive targets.)
	In the range of 50th to 75th	May be up to 90th
Total Direct Compensation	Percentile of Peer Group.	Percentile of Peer Group.
(Total Cash Compensation	(Based on achievement against pre-	(Based on achievement against pre-
+ Long-Term Equity	determined long-term incentive targets,	determined long-term incentive targets,
Incentives)	stock price appreciation, and/or	stock price appreciation, and/or
	continued service.)	continued service.)

     These guidelines apply to the target compensation levels for achieving target performance goals and reflect the Company’s desired emphasis on superior pay for superior performance. However, if the Company does not achieve its target performance goals then actual compensation levels will be below target, which was the case for actual compensation in fiscal years 2007-2009 and fiscal year 2011.

     In addition to the competitive positioning of compensation relative to the Peer Group, the Compensation Committee considers a variety of other relevant factors including the executive’s experience, tenure, roles and responsibilities, and the importance of the role relative to the Company’s short-term and long-term success. In considering these factors, the Compensation Committee relies on its overall judgment and does not use a specific formula or weighting of the various factors.

     In terms of the mix of compensation elements, the Company seeks to achieve an appropriate balance between fixed and variable compensation and between short-term and long-term incentives, with a goal of having such total compensation being appropriately competitive with respect to our Peer Group. For fiscal year 2011, the targeted compensation structure for the Named Executives resulted in a target pay mix that was 25% fixed (base salary) and 75% variable (short-term and long-term incentives) and 45% short-term (base salary and short-term incentives) and 55% long-term (long-term incentives). This target pay mix is aligned with the Company’s performance-based pay philosophy, is similar to the target pay mix of the Peer Group, and, as discussed below in the section entitled, “Analysis of Risk Associated with Executive Compensation Plans,” is not believed to encourage “excessive risk taking.”

     In addition to the key components, the Company sponsors an executive retirement plan and a deferred compensation plan and provides certain other benefits to executives of the Company, including an executive severance plan as further discussed below.

Analysis of Risk Associated with Executive Compensation Plans

     In setting compensation, the Compensation Committee also considers the risks to shareholders and to achievement of our goals that may be inherent in the compensation program. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” the Company believes that its executive compensation plans are appropriately structured and do not encourage executives to take unnecessary and excessive risks.

     The following elements of our executive compensation plans and policies were considered when evaluating whether such plans and policies encourage our executives to take unreasonable risks:
  We set performance goals that we believe are reasonable in light of past performance and market conditions.
  We use a blend of restricted stock and stock options for equity awards because restricted stock retains value even in a depressed market so that executives are less likely to take unreasonable risks to get, or keep, options “in-the-money.”
  The time-based vesting over three years for our long-term incentive awards, even after achievement of any performance criteria, ensures that our executives’ interests align with those of our shareholders for the long-term performance of the Company.
  Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.
  Our executive stock ownership policy requires our executives to hold certain levels of stock, not options, and restricted stock, which aligns a portion of their personal wealth to the Company’s long-term performance.
  We adopted a Clawback Policy in fiscal year 2011 pursuant to which the Company may recover any incentive compensation that was received as a result of a material misstatement of our financial statements.
Key Components of Compensation

Base Salary

     A portion of each executive’s compensation is comprised of base salary because the Compensation Committee believes it is appropriate to provide predictability and a fixed, liquid component in the compensation package. The Company’s general approach for base compensation of its executives, including the Chief Executive Officer and the Named Executives, is to establish salary ranges for position classes with market targets that are at the 90th percentile of the Peer Group for the Chief Executive Officer and in the 50th to 75th percentile for the Named Executives. Individual base salaries are based on a number of considerations including time in the position and individual performance.

     Base salaries for executives are set by the Compensation Committee at its meeting typically held in July. Any modifications made at that meeting are implemented retroactively to the first day of the then-current fiscal year. Adjustments to base salaries and salary ranges reflect the Compensation Committee’s assessment of average movement in the competitive market as well as improvement in individual performance. The Compensation Committee is free to set executive base salaries at a level deemed appropriate for the individual executive and his or her position. While determining base salaries, the Compensation Committee is mindful of its goal to keep executive base salaries (other than the Chief Executive Officer’s) comparable to the base salaries of similar executives at companies in the 50th to 75th percentile of the Peer Group.

     The most recent competitive market study prepared by Pearl Meyer & Partners concluded that the Chief Executive Officer’s base salary was at the 90th percentile of the Peer Group. For fiscal year 2012, the Compensation Committee decided to maintain the Chief Executive Officer’s base salary at the fiscal year 2011 level. For the other Named Executives as a group, the competitive market study concluded that base salaries were near the 75th percentile. Because this is near the top of the desired range, no base salary increases were recommended or approved for fiscal year 2012.

Annual Cash Incentive Compensation

     The Company’s annual incentive plan directly links annual cash incentive payments to the accomplishment of predetermined and Board-approved financial and operating goals. It provides cash compensation to the Named Executives to the extent that these goals are met.

     Annual cash incentive plans are established by the Compensation Committee for all executives of the Company including the Chief Executive Officer and the Named Executives, whose incentives were determined pursuant to the 2010 Executive Incentive Plan. In determining these plans, the Compensation Committee considers each executive’s respective organizational level and responsibilities, as well as competitive market practices. It is the Compensation Committee’s goal to offer annual incentive plans that provide compensation comparable to the incentive compensation available to similarly situated executives at companies up to the 90th percentile of the Peer Group for the Chief Executive Officer and the 50th to 75th percentile for other executives.1

     Corporate performance goals are established by the Compensation Committee near the beginning of each fiscal year. These goals are closely aligned with our overall business strategy of maximizing financial return to shareholders, prudently investing capital, and increasing the Company’s sales and are designed to emphasize those areas in which the Compensation Committee wishes to incent executive performance. In setting the performance goals, the Compensation Committee attempts to provide targets that are ambitious enough to drive executive performance while being conscious of the need to attract and retain top executive talent. The Compensation Committee retains the discretion to increase or decrease annual incentive payments based on a number of factors, including nonrecurring events affecting the Company or its financial statements or changes in law or accounting. In making such adjustments, however, the Compensation Committee considers whether the changes would cause any portion of an award to be nondeductible under Section 162(m) of the Internal Revenue Code as described more fully in the “Deductibility of Executive Compensation” section of this Proxy Statement. In addition, a material deficiency in internal control, an unfavorable variance in aggregate general and administrative budgets (if applicable), or a performance deficiency may lead to a reduction in an annual incentive payment.
____________________

1	For the purposes of comparison to the Peer Group in setting annual cash incentive compensation, it is assumed that each executive will achieve “target” level goals.

     For fiscal year 2011, the only performance metric for executives and certain eligible employees of the Company’s Restaurant Support Center was growth in earnings per share.2

Metric and payout by percent	Entry	Target	Target Plus	Maximum
of target	(50%)	(100%)	(150%)	(200%)
Growth in Earnings Per Share	2.5%	12.5%	22.5%	27.5%

     For fiscal year 2011, the Company’s diluted earnings per share decreased 1.4%. The Compensation Committee determined the target for earnings growth with the intention that it would be difficult to meet, based on analysis of recent Company performance and the economic environment in general.

     For Named Executives, annual incentive compensation awards were based on the following, depending on the structure of the individual executive’s incentive plan:

	Percentage of Base Salary
			Target
Name	Entry	Target	Plus	Maximum
S. E. Beall, III, Chairman, CEO and President	50%	100%	150%	200%
M. N. Duffy, SVP – CFO	30%	60%	90%	120%
K. S. Grant, EVP	40%	80%	120%	160%
N. N. Ibrahim, SVP – CTO	30%	60%	90%	120%
D. P. Dillon, Jr., SVP – BD	30%	60%	90%	120%

     Performance for fiscal year 2011 measured against the performance goals resulted in no incentive compensation to these Named Executives.

     The performance goals for fiscal year 2012 focus on same-restaurant sales and EBITDA and, as with those for fiscal year 2011, are, in the view of the Compensation Committee, difficult to meet. These goals are designed to encourage, and accordingly reward to the extent achieved, strong performance by the Company.

     The Compensation Committee has determined that the Chief Executive Officer (who also serves as President), Senior Vice President – Chief Financial Officer, Executive Vice President, Senior Vice President – Chief Technology Officer, Senior Vice President – Brand Development, Senior Vice President – Chief People Officer, and Senior Vice President – Chief Development Officer will participate in the 2010 Executive Incentive Plan for the 2012 fiscal year and may earn a maximum bonus, respectively, of $2,200,000, $516,672, $745,200, $516,672 $480,000, $403,650, and $375,000. No determinations of eligibility for, or level of participation in, the 2010 Executive Incentive Plan have been made for future fiscal years, though the Compensation Committee anticipates that all persons occupying eligible positions may participate in the plan in future years. The aggregate benefits and/or amounts that will be received in the future by eligible executives pursuant to the 2010 Executive Incentive Plan are not presently determinable.
____________________

2	When the Compensation Committee approved the performance goals for fiscal year 2010, the formula for determining whether the performance goal had been achieved provided for adjustments to allow the Compensation Committee to disregard the impact of charges related to (i) the adoption of new tax or accounting rules; (ii) certain high-level strategic initiatives of the Company; and (iii) external events beyond the control of the Company.

Long-Term Incentive Compensation

     All long-term incentive awards have been granted under the Company’s shareholder-approved 1996 Stock Incentive Plan (“1996 SIP”) or 2003 Stock Incentive Plan (“2003 SIP”), which provide for grants to executives and other key employees at the regional partner level and above, depending upon the key employee’s position within the Company. Equity awards are the Company’s primary long-term incentive for executives and are intended both as a reward for positive long-term decisions and as a retention tool for the Company. In the past, the Company has favored stock options over restricted stock. However, as the casual dining sector of the restaurant industry has matured, it has become increasingly competitive. These market conditions, in addition to the adoption of FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation, (“ASC 718”), led the Company to transition its equity-award philosophy away from 100% stock options to a position that is more focused on a blend of stock options and restricted stock.

     For equity awards to Named Executives,3 in fiscal year 2011 (granted in July 2010), approximately 2/3 of each executive’s grant value was provided in the form of stock options and the remaining 1/3 grant value was delivered in the form of service-based restricted stock. This mix was selected to effectively balance the primary objectives of the long-term incentive program – shareholder alignment, performance linkage, and retention. The Compensation Committee reviews the grant mix each year, and reserves the right to alter the grant mix based on the relevant facts and circumstances leading up to each year’s grant. Such facts and circumstances include the varying weight of the objectives identified above as well as variables such as prevailing economic conditions, the overall pay-for-performance relationship, the number of shares available for grant under the shareholder-approved equity plan, the resulting aggregate grant rate for the Company, and the Company’s ability to set reasonable multi-year performance goals.

     In setting the annual equity grant values, the Compensation Committee considers each executive’s total compensation opportunity relative to the market information provided by its independent consultant as well factors such as the Company’s performance, the individual’s performance, total equity grants to all participants, the impact on share availability under the shareholder-approved equity plan, and the accounting cost. Based on these considerations, the Compensation Committee approved the following grant values and corresponding grant levels for fiscal year 2011 under a value-based grant mix of 2/3 stock options and 1/3 service-based restricted stock:

	Target Grant	Stock Options	Service-Based
Executive	Value ($)	(#)	R-Stock (#)
S. E. Beall, III 3	3,492,582	429,643	123,997
M. N. Duffy	645,922	79,459	22,932
K. S. Grant	1,163,863	143,173	41,321
N. N. Ibrahim	430,946	53,013	15,300
D. P. Dillon, Jr.	404,949	49,815	14,377
____________________

3	Because Mr. Beall’s eligibility for retirement under the Company’s Executive Supplemental Pension Plan would trigger immediate vesting of a service-based restricted stock award should he choose to retire, IRS rules render the award taxable at the time of grant. Therefore, the Company’s Compensation Committee chose to deliver the award in the form of a stock award with no restrictions instead of a restricted stock award.

     Given the mix of equity awards granted, certain levels of company performance, stock price appreciation, and continued service were required before the realizable value to the executives would be equal to the targeted grant values.

     Stock Options. The 2011 stock options were granted with an exercise price equal to the fair market value of the Company’s stock on the day prior to the grant date, vest at the rate of 1/3 per year from the grant date, and expire seven years from the grant date. The number of options was determined by taking 2/3 of the target grant value and dividing by the Black-Scholes value of a stock option.

     Service-Based Restricted Stock. Except with respect to Mr. Beall, the 2011 service-based restricted stock vests after three years from the grant date (cliff vesting), or earlier under certain events such as death, disability, or retirement. The number of shares was determined by taking 1/3 of the target grant value and dividing by the closing stock price on the day before the grant date.

Executive Stock Ownership Requirements

     The Company believes that equity ownership plays a key role in aligning the interests of Company personnel with Company shareholders. To reinforce this philosophy, ownership requirements for the Common Stock have been developed for the Company’s top executives. The following requirements apply to various organizational levels: Chief Executive Officer, 100,000 shares; Executive Vice President, 50,000 shares; Senior Vice Presidents, 15,000 shares; and certain Vice Presidents, 5,000 shares. These objectives may be accomplished through the receipt of awards of restricted shares, the exercise of stock options, other stock incentives, open market purchases by the employee on his or her own behalf or by a spouse or on behalf of children under age 21, or through participation in the Company’s Predecessor Plan.

Ruby Tuesday, Inc. Severance Pay Plan

     In July 2010, the Company adopted the Ruby Tuesday, Inc. Severance Pay Plan (“Severance Plan”). This plan is an ERISA plan designed to provide severance benefits at two times base salary to certain executive level employees of the Company in the event that their employment is involuntarily terminated, without cause, due to the elimination of their position or an announced corporate downsizing. The purpose of the plan is to attract and retain key executive talent and remain competitive with our industry peers.

     Effective January 5, 2011, the Severance Plan was amended to include a non-compete covenant that will obligate any eligible employee who accepts benefits under the Severance Plan to refrain from performing services of any type for certain of the Company’s competitors for a period of one year from the employee’s last date of employment.

Executive Compensation Clawback Policy

     In July 2010, the Company adopted an Executive Compensation Clawback Policy for the purpose of recovering any compensation, whether already paid or calculated to be paid, granted to an executive of the Company as a result of material noncompliance with financial reporting requirements that results in a restatement of the Company’s financial results, to the extent that such compensation is attributable to the erroneous financial data in excess of what would have been paid under the accounting restatement. The recovery period pursuant to the policy is up to three years preceding the date on which the Company is required to prepare the accounting restatement.

Other Benefits

Executive Supplemental Pension Plan

     Eligible Named Executives of the Company participate in the Company’s Executive Supplemental Pension Plan (“ESPP”). The ESPP is a nonqualified, unfunded, defined-benefit retirement plan for selected employees. As a condition of entry into the ESPP, future participants generally must complete five years of continuous service in one or more qualifying job positions and must have achieved a minimum salary threshold, as described in the ESPP. Benefits payable under the ESPP reduce the amount of benefits payable to a participant in the Retirement Plan.

Retirement Plan

     The Company sponsors the Morrison Retirement Plan (the “Retirement Plan”). Under the Retirement Plan, participants are entitled to receive benefits based on salary and length of service. The Retirement Plan was frozen as of December 31, 1987, so that no additional benefits have accrued, and no new participants have been permitted since that date. The Retirement Plan is a tax-qualified, funded, defined-benefit plan. Benefits payable under the Retirement Plan reduce the amount of benefits payable to a participant in the ESPP, as described above.

Deferred Compensation Plan

     The Company does not offer top executives the opportunity to participate in the Company’s 401(k) Plan. Instead, the Company maintains the Predecessor Plan and the 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”) under which eligible employees may elect to defer the same amount of annual compensation as participants in the Company’s 401(k) Plan may contribute to that plan. Currently, participants in the Deferred Compensation Plan may defer up to 50% of their annual base compensation to a maximum generally of $16,500 annually. Deferrals made prior to 2005 were made under the Predecessor Plan and deferrals in 2005 and later were made under the Deferred Compensation Plan. Effective as of January 1, 2007, the Company ceased making a matching contribution for executives who hold a position of Senior Vice President or above and who participate in the ESPP. Effective January 1, 2009, for other eligible participants, the Company makes a matching contribution according to a sliding scale based on achievement of a same-restaurant sales performance factor and on years of service.

Executive Life Insurance Plan

     The Company also maintains an Executive Life Insurance Plan (“ELIP”) which provides participants with a life insurance benefit equal to four times their annual base salary. Under the ELIP, the Company purchases a term life insurance policy in each participant’s name and pays the premium on such policy during the participant’s employment with the Company. At retirement, the participant may choose to assume payment of the premium to continue the coverage.

     The Company also provides a group Accidental Death & Dismemberment policy for executives who participate in the ELIP. This policy provides for coverage in the amount of four times base salary up to a maximum of $1 million. The Company pays the premiums on this policy until coverage terminates at either retirement or separation from service.

Long-Term Disability Insurance Program

     The Company sponsors a group long-term disability plan for all full-time employees. This plan provides a benefit of 60% of the employee’s income to a maximum of $10,000 per month. This coverage is paid for by the employee.

     Beginning in February 2011, the Company secured additional long-term disability coverage for certain executives who would not receive a benefit of 60% of their income because of the $10,000 maximum benefit. Specifically, the executive coverage provides an initial $5,000 benefit and then the group policy provides up to $10,000 to reach the 60% income replacement goal. The Named Executives have coverage in addition to the group policy to reach the 60% income replacement level. The executive long-term disability coverage is delivered through individual policies for which the Company pays the premiums until the coverage terminates at either retirement or separation from service.

Perquisites

     In fiscal year 2011, the Company maintained one airplane for business travel by the Company’s employees. In addition to business travel, the Board of Directors has expressed a preference for the Chief Executive Officer and his family and, upon the approval of the Chief Executive Officer, other executives and their families, to use the Company’s airplane for personal travel. The Chief Executive Officer and other executives are required to pay the Company in advance of such travel in an amount equal to the incremental cost to the Company for such flights.

Relocation Assistance

     In fiscal year 2011, we hired Mr. D.P. Dillon, Jr. as Senior Vice President – Brand Development with responsibility for our business strategies related to growth and management of our multiple brands and enhancing the efficacy of our marketing and promotional initiatives. As an incentive for Mr. Dillon to join the Company, and in light of market conditions existing in the Florida real estate market, we reimbursed him for certain costs related to his relocation to Tennessee from Florida, including expenses related to moving household goods and an amount equal to the difference between the price the Company paid to Mr. Dillon to purchase his house and the fair market value of the house, which was determined subsequent to the sale.

Chief Executive Officer Compensation

     Mr. Beall’s base salary is computed pursuant to recommendations from the Compensation Committee, which took into consideration competitive market data. For fiscal year 2010, Mr. Beall agreed to a decrease in both his base salary and his target annual incentive, despite the increase provided for in his employment agreement, which ended in January 2010. For fiscal years 2011 and 2012, the Compensation Committee decided to keep Mr. Beall’s base salary at the fiscal year 2010 level. The decrease for fiscal year 2010 and the lack of increase for fiscal years 2011 and 2012 were implemented in order to keep his base salary in line with the Company’s compensation strategy.

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is “performance based.” The determination of whether compensation is performance based depends on a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the Compensation Committee, and certification by the Compensation Committee that performance standards were satisfied. In order to preserve the Company’s ability to deduct certain performance-based compensation under Section 162(m) of the Internal Revenue Code, the Company submitted to the shareholders for approval, and they approved, the 2010 Executive Incentive Plan at the 2010 Annual Meeting of Shareholders. The Company is now seeking shareholder approval of the performance targets contained in the 2003 SIP. While it is possible for the Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation deductible under Section 162(m) of the Internal Revenue Code, the Compensation Committee, in structuring compensation programs for the Company’s top executive officers, intends to give strong consideration to the deductibility of awards.

COMPENSATION COMMITTEE REPORT

Board of Directors and Compensation Committee

     The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section of this Proxy Statement be included in this Proxy Statement for filing with the SEC.

     This report is submitted by the Compensation Committee, the current members of which are named below.

Stephen I. Sadove (Chair)
Steven R. Becker
Kevin T. Clayton

SUMMARY COMPENSATION TABLE

     The following table summarizes the total compensation paid to or earned by each of the Named Executives during fiscal years 2011, 2010 and 2009.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($) (1)	($) (2)	($) (3)	($) (3)	($) (4)	($) (5)	($) (6)	Total ($)
S. E. Beall, III,	2011	1,100,000	-	1,164,332	2,328,250	-	25,886	14,647	4,633,115
Chairman, CEO	2010	1,100,000	-	2,328,662	1,164,345	1,691,741	373,089	14,647	6,672,484
and President	2009	1,164,375	-	616,089	244,125	856,136	636,786	15,489	3,533,000
M. N. Duffy, SVP – CFO	2011	430,560	-	215,331	430,591	-	240,539	2,043	1,319,064
	2010	430,560	-	430,661	215,335	439,402	426,307	2,043	1,944,308
	2009	430,560	-	94,689	37,520	165,716	204,767	2,885	936,137
K. S. Grant, EVP	2011	465,750	-	388,004	775,859	-	275,556	1,033	1,906,202
	2010	465,750	-	776,006	388,002	633,753	389,894	1,033	2,654,438
	2009	465,750	-	159,075	63,034	239,014	179,657	1,875	1,108,405
N. N. Ibrahim, SVP – CTO	2011	430,560	-	143,667	287,279	-	217,867	11,654	1,091,027
	2010	430,560	-	287,335	143,669	439,402	267,238	11,654	1,579,858
	2009	430,560	-	79,538	31,517	165,716	126,996	12,496	846,823
D. P. Dillon, Jr.,(7)	2011	332,628	-	135,000	269,949	-	-	426,421	1,163,998
SVP – BD
____________________

(1)	Represents actual base salary payments made to the Named Executives in fiscal years 2011, 2010, and 2009. Mr. Dillon’s annualized salary is $400,000.

(2)	Represents non-performance-based guaranteed cash payments. In fiscal years 2011, 2010, and 2009, no non-performance-based guaranteed cash payments were made to any Named Executive as all cash incentives were performance-based and reflected in the column titled “Non-Equity Incentive Plan Compensation.”

(3)	Represents the grant date fair value of the equity awards as determined in accordance with GAAP. The Company calculates the grant date fair value of stock awards as the closing value of Common Stock on the date prior to the grant date. The stock awards awarded in fiscal years 2011, 2010, and 2009 have a grant date fair value of $9.39, $6.58, and $7.00, respectively. The grant date fair value reflected for stock awards is based on those restricted shares that are expected to vest. The Company calculates the grant date fair value of stock options using a Black-Scholes option pricing model. The assumptions used in calculating the grant date fair value of the stock option awards are described below:

	Interest	Volatility	Dividend	Expected Term
Grant Date	Rate (%)	(%)	Yield (%)	(Years)
July 21, 2010	1.3	77.0	0.0	4.0
July 21, 2010	1.5	73.1	0.0	4.5
July 21, 2010	1.7	70.0	0.0	5.0
July 7, 2009	2.0	72.9	0.0	4.0
July 7, 2009	2.2	69.1	0.0	4.5
July 7, 2009	2.4	66.4	0.0	5.0
July 18, 2008	3.1	39.6	0.0	4.0

Additionally, the assumptions used in calculating the grant date fair value of these awards are disclosed in Note 11 of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2011.

The decrease in the value of stock and option awards for fiscal year 2009 was attributable to a change in the Company’s annual grant cycle which occurred in fiscal year 2009 when the annual grant cycle was moved from April to July. In order to transition executives to the new cycle, an award of approximately 25% of a typical annual award was made in July 2008.

(4)	For fiscal year 2011, annual cash incentive compensation was determined pursuant to the 2010 Executive Incentive Plan for all Named Executives and no payouts were made under this plan. For fiscal years 2010 and 2009, amounts represent payouts under the 2006 Executive Incentive Plan for Mr. Beall and the Cash Bonus Plan as in effect for fiscal years 2010 and 2009 for the other Named Executives. Further discussion on the 2010 Executive Incentive Plan for other Named Executives can be found in the “Annual Cash Incentive Compensation” section of the “Compensation Discussion and Analysis” section of this Proxy Statement.

(5)	Represents the actuarial increase during fiscal years 2011, 2010, and 2009 in the pension value provided under pension plans only, as the Company does not pay above-market or preferential earnings on non-qualified deferred compensation.

(6)	All Other Compensation is as follows:

	Executive
	Life	Accidental
	Insurance	Death &	Relocation-
	Premiums	Dismemberment	Related	Total
Name	($)	Premiums ($)	Costs ($) (a)	($)
S. E. Beall, III	14,215	432	-	14,647
M. N. Duffy	1,611	432	-	2,043
K. S. Grant	601	432	-	1,033
N. N. Ibrahim	11,222	432	-	11,654
D. P. Dillon, Jr.	-	-	426,421	426,421

(a)	Relocation-related compensation was provided to Mr. Dillon as an incentive for him to join the Company. Included in this compensation were expenses related to moving household goods and an amount equal to the difference between what the Company paid Mr. Dillon to purchase his home and a later-estimated fair market value of the home. Subsequent to fiscal year 2011, the Company determined that the value of the home purchased from Mr. Dillon should be further impaired by an additional $200,000.

(7)	Mr. Dillon started his employment with the Company on July 23, 2010 and was not a Named Executive in fiscal years 2010 and 2009.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011

     The following table summarizes information about potential payouts of incentive compensation awarded under the 2010 Executive Incentive Plan, stock options, and service-based restricted stock granted to the Named Executives during fiscal year 2011.

					All Other	All Other
					Stock	Option			Grant
					Awards:	Awards:			Date Fair
					Number of	Number of	Exercise or	Closing	Value of
					Shares of	Securities	Base Price	Price on	Stock and
		Estimated Future Payouts Under Non-			Stock or	Underlying	of Option	Date of	Option
		Equity Incentive Plan Awards (1)			Units (2)	Options (3)	Awards (4)	Grant	Awards (5)
	Grant	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($/Sh)	($)
S. E. Beall, III	07/21/10	550,000	1,100,000	2,200,000
	07/21/10				123,997				1,164,332
	07/21/10					429,643	9.39	9.14	2,328,250
M. N. Duffy	07/21/10	129,168	258,336	516,672
	07/21/10				22,932				215,331
	07/21/10					79,459	9.39	9.14	430,591
K. S. Grant	07/21/10	186,300	372,600	745,200
	07/21/10				41,321				388,004
	07/21/10					143,173	9.39	9.14	775,859
N. N. Ibrahim	07/21/10	129,168	258,336	516,672
	07/21/10				15,300				143,667
	07/21/10					53,013	9.39	9.14	287,279
D. P. Dillon, Jr.	07/21/10	120,000	240,000	480,000
	07/21/10				14,377				135,000
	07/21/10					49,815	9.39	9.14	269,949
____________________

(1)	Represents the potential payout range as established under the 2010 Executive Incentive Plan. The payout range under the 2010 Executive Incentive Plan is from 50% to 200% of base salary for Mr. Beall, 40% to 160% of base salary for Ms. Grant, and 30% to 120% of base salary for the other Named Executives. Further discussion of the 2010 Executive Incentive Plan for the Named Executives can be found in the “Annual Cash Incentive Compensation” section of the “Compensation Discussion and Analysis” section of this Proxy Statement. As noted in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” of this Proxy Statement, there was no payout of Non-Equity Incentive Plan compensation in fiscal year 2011.

(2)	With the exception of Mr. Beall, amounts represent restricted stock awards which will cliff vest on August 1, 2013. Mr. Beall’s amount represents an award of Common Stock with no restrictions.

(3)	Represents nonqualified stock options granted with a seven-year term. All awards vest in three annual installments beginning June 1, 2011.

(4)	Represents the closing stock price of a share of Common Stock on July 20, 2010, the day before the grant date.

(5)	Represents the grant date fair value of the equity awards. The assumptions used in calculating the grant date fair value of these awards are disclosed in Note 11 to the consolidated financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2011

     The following table summarizes information as of May 31, 2011 about the Named Executives’ exercisable stock options, unexercisable stock options, unvested performance-based restricted stock for which the performance criteria have already been measured, and unvested service-based restricted stock.

	Option Awards				Stock Awards
								Equity	Equity
								Incentive Plan	Incentive Plan
								Awards:	Awards:
	Number of	Number of			Number		Market	Number of	Market or
	Securities	Securities			of Shares		Value of	Unearned	Payout Value
	Underlying	Underlying			or Units		Shares or	Shares, Units	of Unearned
	Unexercised	Unexercised			of Stock		Units of	or Other	Shares, Units
	Options	Options	Option	Option	That		Stock That	Rights That	or Other Rights
	Exercisable	Unexercisable	Exercise	Expiration	Have Not		Have Not	Have Not	That Have Not
Name	(#)	(#) (1)	Price ($)	Date	Vested (#)		Vested ($)	Vested (#)	Vested ($)
S. E. Beall, III	305,260		28.19	04/10/12	74,818	(2)	793,071
	201,884		18.44	12/18/12	21,731	(2)	230,349
	376,884		7.82	04/02/13
	99,998		7.00	07/18/13
	105,308		6.58	07/07/16
		105,308	6.58	07/07/16
		105,307	6.58	07/07/16
		143,215	9.39	07/21/17
		143,214	9.39	07/21/17
		143,214	9.39	07/21/17
M. N. Duffy	42,625		28.19	04/10/12	11,959	(2)	126,765
	60,241		7.82	04/02/13	3,340	(2)	35,404
	15,369		7.00	07/18/13	21,816	(3)	231,250
	19,476		6.58	07/07/16	32,725	(4)	346,885
		19,476	6.58	07/07/16	22,932	(5)	243,079
		19,475	6.58	07/07/16
		26,487	9.39	07/21/17
		26,486	9.39	07/21/17
		26,486	9.39	07/21/17
K. S. Grant	85,250		28.19	04/10/12	20,091	(2)	212,965
	25,820		7.00	07/18/13	5,611	(2)	59,477
	35,093		6.58	07/07/16	39,311	(3)	416,697
		35,092	6.58	07/07/16	58,967	(4)	625,050
		35,092	6.58	07/07/16	41,321	(5)	438,003
		47,725	9.39	07/21/17
		47,724	9.39	07/21/17
		47,724	9.39	07/21/17
N. N. Ibrahim	42,625		28.19	04/10/12	10,046	(2)	106,488
	12,910		7.00	07/18/13	2,805	(2)	29,733
		12,994	6.58	07/07/16	14,556	(3)	154,294
		12,994	6.58	07/07/16	21,834	(4)	231,440
		17,671	9.39	07/21/17	15,300	(5)	162,180
		17,671	9.39	07/21/17
		17,671	9.39	07/21/17
D. P. Dillon, Jr.		16,605	9.39	07/21/17	14,377	(5)	152,396
		16,605	9.39	07/21/17
		16,605	9.39	07/21/17
____________________

(1)	The vesting dates for each unexercisable stock option award are as follows:

Stock Option	Vesting Date
Expiration Date
07/07/16	06/01/11
07/07/16	06/01/12
07/21/17	06/01/11
07/21/17	06/01/12
07/21/17	06/01/13

(2)	Represents performance-based restricted shares which were earned in fiscal year 2009 and will vest if the Named Executives satisfy a service condition. These restricted shares vested on June 1, 2011.

(3)	Represents performance-based restricted shares which were earned in fiscal year 2010 and will vest if the Named Executives satisfy a service condition. The remaining shares will vest as follows:

Continuous Service Date	Vesting Percentage
Through 08/01/11	50%
Through 08/01/12	50%

The service condition as described above will be deemed satisfied and all unvested shares will vest according to fulfillment of the performance conditions if the following occurs and if the Named Executive has provided continuous service through the date of such event: the Named Executive’s termination without cause or termination due to death or disability, retirement, a change in control, or a divestiture.

(4)	Represents service-based restricted shares which will cliff vest on August 1, 2012.

(5)	Represents service-based restricted shares which will cliff vest on August 1, 2013.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011

     The following table presents information regarding exercises of options to purchase shares of Common Stock and stock awards that vested during fiscal year 2011 for each of the Named Executives.

	Option Awards		Stock Awards
			Number of
	Number of Shares		Shares	Value
	Acquired on	Value Realized	Acquired on	Realized on
Name	Exercise (#)	on Exercise ($)	Vesting (#)	Vesting ($)
S. E. Beall, III	-	-	273,500	2,812,549
M. N. Duffy	-	-	26,208	270,600
K. S. Grant	101,205	604,975	45,358	468,185
N. N. Ibrahim	63,596	457,496	20,129	208,032
D. P. Dillon, Jr.	-	-	-	-

NONQUALIFIED DEFERRED COMPENSATION

     The following table presents information regarding the Predecessor Plan and the Deferred Compensation Plan account for each of the Named Executives.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	Last Fiscal
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	Year-End
Name	Year ($) (1)	Year ($) (2)	Year ($)	($)	($)
S. E. Beall, III	-	-	28,519	-	380,194
M. N. Duffy	14,844	-	125,240	-	618,487
K. S. Grant	-	-	3,434	-	106,145
N. N. Ibrahim	-	-	26,756	-	244,700
D. P. Dillon, Jr.	-	-	-	-	-
____________________

(1)	Represents the base salary deferred by each Named Executive during fiscal year 2011. These deferrals are included in the “Salary” column of the “Summary Compensation Table” section of this Proxy Statement.

(2)	Represents the matching contributions credited to each Named Executive during fiscal year 2011.

     Descriptions of the Deferred Compensation Plan and the Predecessor Plan can be found in the “Deferred Compensation Plan” section of the “Compensation Discussion and Analysis” section of this Proxy Statement.

PENSION BENEFITS FOR FISCAL YEAR 2011

     The following table shows the present value of accumulated benefits payable to the Named Executives, including the number of years of service credited to each such Named Executive, under the ESPP, and, for Mr. Beall only, the Retirement Plan.

		Number of	Present	Payments
		Years	Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service (#)	Benefit ($)	($)
	Ruby Tuesday, Inc. Executive
S. E. Beall, III	Supplemental Pension Plan	39	8,068,250	-
	Retirement Plan		267,698	-
M. N. Duffy	Ruby Tuesday, Inc. Executive
	Supplemental Pension Plan	21	1,584,818	-
K. S. Grant	Ruby Tuesday, Inc. Executive
	Supplemental Pension Plan	19	1,236,473	-
N. N. Ibrahim	Ruby Tuesday, Inc. Executive
	Supplemental Pension Plan	14	949,099	-
D. P. Dillon, Jr. (1)	-	-	-	-
____________________
(1)	Mr. Dillon was not a participant in a Company-sponsored defined benefit plan during fiscal year 2011.

     Messrs. Beall and Ibrahim and Mses. Duffy and Grant have an accumulated benefit under the provisions of the ESPP. Additionally, Mr. Beall has an accumulated benefit under the provisions of the Retirement Plan. Key actuarial assumptions for the present value of accumulated benefit calculation can be found in Note 9 of our Annual Report on Form 10-K for the fiscal year ended May 31, 2011.

     Material terms and conditions of the ESPP and Retirement Plan are described below.

Executive Supplemental Pension Plan

     A participant’s accrued benefit in the ESPP equals 2.5% of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service (as defined in the ESPP) but not in excess of 20 years of such service, plus 1% of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service in excess of 20 years, but not in excess of 30 years of such service, less the retirement benefit payable in the form of a single life annuity payable to the participant under the Retirement Plan and less an offset for Social Security benefits calculated based on the most generous formula in effect under the Social Security laws during the participant’s membership in the ESPP.

ESPP Benefit = 2.5% x Average Five-Year Base Salary x Years of Continuous
Service (not in excess of 20) + 1.0% x Average Five-Year Base Salary x Years of
Continuous Service (greater than 20 but not in excess of 30) - Retirement Plan
Benefit - Social Security Benefit

     Base salary includes commissions but excludes bonuses and other forms of remuneration other than salary. Benefits become vested after the participant has completed 10 years of continuous service. Normal retirement age for purposes of the ESPP is age 60, although a participant may retire with an actuarially reduced benefit as early as age 55. Supplemental early retirement provisions allow designated participants to receive unreduced benefits, enhanced benefits, and/or early commencement of benefit payments, depending on age and service criteria specified in the ESPP. A participant’s receipt of unreduced early retirement benefits is conditioned on not competing with the Company for a period of two years following retirement.

     On July 11, 2007, the Compensation Committee approved and adopted the restated and amended ESPP which provided for, among other things, a lump-sum payment option. Accordingly, participants retiring after that date may elect to receive payment of their benefit in the following forms:
  a lump-sum payment;
  a life annuity providing for monthly payments for the life of the participant;
  a life annuity providing for monthly payments for the life of the participant with a guaranteed term certain of 10 years (“10-year certain”) or 20 years (“20-year certain”) as specified by the participant;
  a 100%/50% joint and survivor annuity;
  a 100%/75% joint and survivor annuity; or
  a 100%/100% joint and survivor annuity.
Retirement Plan

     A participant’s accrued annual benefit is determined generally by adding (A) and (B) below, as applicable:

(A)	1/4% of pay up to that year’s Social Security Wage Base, plus 1 1/4% of pay over the Social Security Wage Base for each credited year of service (as defined in the Retirement Plan) commencing on or after January 1, 1986; and

(B)	1/4% of average pay for the highest consecutive five years from 1976 through 1985, up to $14,400, plus 1 1/4% of such pay in excess of $14,400, multiplied by the number of credited years of service with the Company up to January 1, 1986.

     Normal retirement age for purposes of the Retirement Plan is age 65, although a participant with at least five years of service may retire with a reduced benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried, or a joint and survivor annuity if the participant is married, unless an alternative form of benefit payment is selected by the participant from a range of options made available under the Retirement Plan. A participant’s accrued benefit is vested upon completion of five years of service after age 18.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     The information below describes and quantifies certain payments and benefits that would be provided under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of employment of each of the Named Executives, assuming a May 31, 2011 termination date or change-in-control date and, where applicable, using a closing price of $10.60 per share for the Company’s Common Stock on that date.

     Due to the number of factors that affect the nature and amount of any payments or benefits provided upon the events discussed below, any actual amounts paid or distributed may be different.

Severance Plan

     Under the terms of the Severance Plan, the Named Executives are eligible to receive a severance payment equal to two times annualized base salary upon involuntary termination, without cause, from the Company. If any of the Named Executives had been involuntarily terminated, without cause, on May 31, 2011, Messrs. Beall, Ibrahim, and Dillon and Mses. Duffy and Grant would have received $2,200,000, $861,120, $800,000, $861,120, and $931,500, respectively, in severance payment.

Deferred Compensation

     The Named Executives are eligible to participate in two deferred compensation plans. Deferrals made prior to 2005 were made under the Predecessor Plan and deferrals in 2005 and later were made under the Deferred Compensation Plan. Messrs. Beall and Ibrahim and Mses. Duffy and Grant participate in both plans, whereas Mr. Dillon participates in neither plan.

     The last column of the “Nonqualified Deferred Compensation Table” of this Proxy Statement reports each Named Executive’s aggregate balance in the Predecessor Plan and the Deferred Compensation Plan at May 31, 2011. If the Named Executives had terminated employment on the last day of fiscal year 2011, the Company would have been required to distribute from its general assets to each Named Executive the amount in his or her deferred compensation account. As described below, the timing and form of distribution would have depended upon the participant’s election, the plan rules, and, in the case of distributions under the Predecessor Plan, the discretion of the plan administrator. The account balances continue to be credited with increases and decreases reflecting changes in the value of the underlying investments; therefore, amounts actually received by the Named Executives may differ from those shown in the “Nonqualified Deferred Compensation Table” of this Proxy Statement.

     Distributions from the Predecessor Plan are made at termination of employment, retirement, disability, or death and are either in a lump sum or annual or more frequent installments, as determined by the plan administrator.

     The timing and form of distributions under the Deferred Compensation Plan are determined by the elections of each plan participant. A participant’s election may be different for each annual deferral, and under certain circumstances, a participant may change one or more of his or her annual deferral elections. Under the default rule, deferrals are paid in a lump sum in January immediately following the calendar year in which the participant attains age 55 if a termination of employment occurs prior to that age. Otherwise, benefits under the Deferred Compensation Plan will be paid in the form of a lump sum distribution in the month of January immediately following a termination of employment but no later than the end of January following the year in which the participant attains age 65. As an alternative to the default rule, a participant may elect one of the following payment choices: (i) payment in a lump sum in January of the year of the participant’s choice or, if earlier, in the month of January following the calendar year in which the participant terminates employment, or (ii) payment in annual installments for a period of the participant’s choice not exceeding 10 years, commencing in January of the year of the participant’s choice or, if earlier, commencing in the month of January following the calendar year in which the participant terminates employment.

Equity Awards

     The Named Executives have received grants of both stock options and restricted stock. Restricted stock awarded to the Named Executives, other than the Chief Executive Officer,4 is subject to service conditions and a portion of the awards granted prior to fiscal year 2011 were also subject to performance conditions. Vesting of restricted stock awards will be accelerated upon certain events. Therefore, if a termination of employment without cause or due to death, disability or retirement or had a
____________________

4	Because of Mr. Beall’s eligibility for retirement under the ESPP, his service-based stock awards vest at the time of grant and his performance-based restricted stock awards vest upon attainment of the performance conditions.

divestiture or a change in control occurred on the last day of fiscal year 2011, the vesting of restricted stock awards would have been accelerated and the Named Executives would have received, in the case of performance shares, that number of restricted shares that were earned in accordance with the performance condition as determined by the Compensation Committee at its August 2009 and 2010 meetings. For service shares, all of the restricted shares would have vested under the early vesting scenarios described above.

     If any of the Named Executives’ employment were to be terminated (i) involuntarily other than for cause, (ii) due to death, disability, divestiture, or retirement, or (iii) if the Company experienced a change in control, any non-exercisable stock options would become exercisable. In the event of termination due to early retirement, a portion of the stock options would become exercisable for Messrs. Ibrahim and Dillon and Mses. Duffy and Grant. While the early retirement provision applies to certain of Mr. Beall’s unvested stock options, this provision had no practical effect because, as of the end of fiscal year 2011, he met the criteria for normal retirement and such options would have fully vested in the event of his normal retirement.

     The following table provides the intrinsic value (the value of the option award based upon the Company’s closing stock price on May 31, 2011 minus the exercise price) of restricted stock and stock option awards that would become exercisable or vested if the Named Executive had terminated employment or if the Company had experienced a change in control as of May 31, 2011.

	Involuntary
	Termination
	Other Than For
Name of	Cause, Death or	Change in Control	Divestitures	Retirement
Executive	Disability ($) (1)	($) (2)	($) (3)	($) (4)
S. E. Beall, III	2,389,960	2,389,960	-	2,389,960
M. N. Duffy	1,236,112	1,236,112	1,236,112	-
K. S. Grant	2,207,570	2,207,570	2,207,570	-
N. N. Ibrahim	852,752	852,752	852,752	-
D. P. Dillon, Jr.	212,672	212,672	212,672	-
____________________

(1)	For Messrs. Ibrahim and Dillon and Mses. Duffy and Grant, “cause” is defined under the stock option award agreement as conduct amounting to (a) fraud or dishonesty in the performance of the executive’s duties, (b) the executive’s willful misconduct, refusal to follow the reasonable directions of his/her supervisors, or knowing violation of law, rules or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similar nature), (c) acts of moral turpitude or personal conduct in violation of the Company’s Code of Business Conduct and Ethics, (d) absence from work without a reasonable excuse, (e) intoxication with alcohol or drugs while on Company’s or affiliates’ premises, (f) conviction or plea of guilty or nolo contendere to a crime involving dishonesty, or (g) a breach or violation of the terms of any agreement to which the Named Executive and the Company are a party. The term “disability” is defined under the 2003 SIP as having the same meaning as provided in the long-term disability plan or policy maintained by the Company.

For Mr. Beall, the term “cause” means (a) a felony conviction, (b) conduct constituting a willful refusal to perform any material duty assigned by the Board of Directors, (c) conduct amounting to fraud against the Company, (d) a materially injurious breach of any of the terms of Mr. Beall’s former employment agreement that survived termination of that agreement, or (e) conduct that amounts to willful or gross neglect or willful or gross misconduct resulting in material economic harm to the Company. The term “disability” means that Mr. Beall is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or he is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income placement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(2)	Amounts shown in this column include amounts that are change-in-control payments. For Messrs. Ibrahim and Dillon and Mses. Duffy and Grant, “change in control” is defined under the 2003 SIP as any event that pursuant to the Company’s Certificate of Incorporation requires the affirmative vote of the holders of not less than 80% of the voting stock of the Company; provided, however, that no event shall constitute a change in control if approved by the Board of Directors, a majority of whom are present directors and new directors. For Mr. Beall, the term “change of control” means any one of the following events:
	(a)	the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of voting securities of the Company where such acquisition causes any such Person to own 25% or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following shall not constitute a change of control: (i) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of outstanding voting securities other than from the Company; and (ii) any acquisition by any employee benefit plan sponsored or maintained by the Company;
	(b)	within any 12-month period, the persons who were directors of the Company immediately before the beginning of such 12-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the effective date of Mr. Beall’s employment agreement shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors, by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11of Regulation 14A promulgated under the Securities Exchange Act of 1934 as amended) relating to the election of directors shall be deemed to be an Incumbent Director;
	(c)	the approval by the shareholders of the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;
	(d)	the sale, transfer or assignment of all or substantially all of the assets of the Company to any third party; or
	(e)	the liquidation or dissolution of the Company.

(3)	“Divestiture” is defined as the sale by the Company, or an affiliate of the Company, of previously Company (or affiliate) operated units or businesses to an independent company, where the Named Executive was employed at, or supervised, such units or businesses and, upon the completion of such transaction, the Named Executive’s employment with the Company (or affiliate) ceases and the Named Executive immediately becomes an employee or owner of the purchaser of such units or businesses.

(4)	For all Named Executives, “retirement” is generally defined as a termination of service upon attainment of age 60 or satisfaction of the Rule of 90 (if eligible). Under the terms of the ESPP, the Rule of 90 is satisfied with regard to eligible participants when they are at least 55 years of age and the sum of their age and years of service equals or exceeds 90. However, the definition of “retirement” applicable to certain of Mr. Beall’s stock options is a termination of service upon satisfaction of the Rule of 93. The Rule of 93 is satisfied at such time as the sum of his age and years of service equals or exceeds 93. As of the last day of fiscal year 2011, Mr. Beall satisfied the Rule of 90 and the Rule of 93; therefore all of his stock options would become exercisable if he had terminated employment on that date.

Pension Benefits

     Messrs. Beall and Ibrahim, and Mses. Duffy and Grant currently participate in the ESPP. However, the only Named Executive who would have been eligible for a benefit under the ESPP if he had retired on May 31, 2011 was Mr. Beall, who would have received a full benefit. Under the terms of the ESPP, these benefits are subject to forfeiture or actuarial reduction based upon certain willful misconduct or prohibited business competition by the participant.

     Generally, benefits are paid in the form of a single life annuity unless an alternative form of benefit payment is selected by the participant. The alternative forms of benefit payment available are lump sum, 10-year or 20-year certain life annuities and several forms of joint and survivor annuities.

     The present value of Mr. Beall’s accumulated benefit under the ESPP as of May 31, 2011, was $8,068,250. Mr. Beall has elected to receive his ESPP benefit in the form of a lump sum payment, and in order to remove any disincentive for Mr. Beall to continue working while he is retirement eligible, the ESPP was amended to include a schedule for the amount of such payment.

     Mr. Beall is the only Named Executive who participates in the Retirement Plan. The normal form of payment for a married participant in the Retirement Plan is a joint and survivor annuity; however, a participant, with the consent of his spouse, may elect other forms of actuarially equivalent single life or joint and survivor annuities. The assumptions used to value Mr. Beall’s accumulated benefits under the Retirement Plan are the same as those under GAAP except that all benefits are assumed payable at the earliest age the participant can receive an unreduced benefit.

Retiree Health Insurance Plan

     Named Executives who participate in either of the pension plans (ESPP or Retirement Plan) and terminate employment after becoming early-retirement eligible under that pension plan, are eligible, along with their spouse and dependents, to participate in the retiree health insurance plan. The Named Executive pays 100% of the premium under the retiree health insurance plan. Once a Named Executive reaches age 65, he or she is no longer eligible to participate in the retiree health insurance plan. Instead, the Company will provide $70 per month toward Medicare supplement coverage until the Named Executive’s death. Mr. Beall would have been eligible for this benefit following a termination of employment on the last day of fiscal year 2011.

Life Insurance

     If any of the Named Executives had died on May 31, 2011, the survivors of Messrs. Beall, Ibrahim and Dillon and Mses. Duffy and Grant would have received $6,110,000, $2,110,000, $10,000, $2,210,000, and $2,110,000, respectively. If any of the Named Executives had died on May 31, 2011 as the result of an accident, the survivors of each Named Executive, with the exception of Mr. Dillon, would have received an additional $1,010,000. Mr. Dillon’s survivors would have received an additional $10,000 if he had died on May 31, 2011 as the result of an accident.

Disability

     The short-term and long-term disability plans are available generally to all salaried employees. The short-term disability benefit is equal to 70% of salary for 26 weeks, and for all employees other than Mr. Beall, this benefit is limited to $10,000 per month. Mr. Beall’s maximum monthly benefit is $64,167. Assuming Mr. Beall had qualified for the short-term disability benefit on May 31, 2011, his maximum benefit under the short-term disability plan would have been $385,002 for the fiscal year. The long-term disability plan for employees holding the position of vice president and higher, including the Named Executives, defines disability as being disabled from the position previously held with the Company while the definition of disability for all other participants in the plan requires that, after two years of disability, the employee must be disabled from any job in order to continue to receive benefits under the plan.

PROPOSAL TWO:
APPROVAL OF AN AMENDMENT TO THE
2003 STOCK INCENTIVE PLAN

     On July 21, 2011, subject to the approval of shareholders, the Board of Directors of the Company approved the Third Amendment to the Ruby Tuesday, Inc. 2003 SIP (the “Third Amendment”). The following references to the Third Amendment are qualified in their entirety by reference to the applicable provisions of such amendment, which is attached hereto as Annex A.

     The primary purpose of the Third Amendment is to obtain shareholder approval of the performance measures under the 2003 SIP, which gives the Company the benefit of a U.S. income tax deduction under Section 162(m) of the Internal Revenue Code for certain covered employees. In addition, the Board of Directors recommends that shareholders approve the Third Amendment, the remaining provisions of which are to better align the 2003 SIP with the interests of shareholders by:
  revising the performance goals to be consistent with the performance goals under the Company’s Executive Incentive Compensation Plan;
  prohibiting re-pricing or buyouts of options and “reload” option grants;
  eliminating the six-month ownership requirement for an optionee to use already-owned shares to satisfy an option’s exercise consistent with recent Internal Revenue Code changes;
  prohibiting the payment of dividends or dividend equivalent rights until the other equity rights to which they relate vest;
  prescribing a minimum holding requirement for restricted shares of no less than six months following vesting, subject to certain exceptions and a carve out feature to permit the sale of some shares to satisfy tax withholding obligations;
  providing for a minimum two-year vesting period for restricted stock; and
  eliminating the ability to grant cash awards for the purpose of offsetting an award recipient’s tax implications.
General Description of the 2003 SIP

     The Company currently maintains the 2003 SIP. The Company currently has 3,249,471 shares of Common Stock remaining or available for grants of additional stock options and other equity incentives under the 2003 SIP and 1996 SIP. The Company is seeking no additional share authority for the 2003 SIP pursuant to the Third Amendment.

     The primary objectives of the 2003 SIP are to provide incentives to certain officers and key employees to manage the business of the Company and its affiliates in a manner that will provide for the long-term growth and profitability of the Company; to encourage stock ownership and provide such recipients with a proprietary interest in the Company; and to provide a further means of hiring, rewarding and retaining key personnel.

     The maximum number of shares of Common Stock that may be granted during any fiscal year as to any employee with respect to which options, stock appreciation rights, or other awards that are denominated in shares of Common Stock and are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code shall not exceed 750,000, subject to adjustment in accordance with the provisions of the 2003 SIP. Furthermore, the maximum aggregate dollar amount that may be paid under any performance Award (as defined below) denominated in cash during any fiscal year to an employee may not exceed $6,000,000.

Terms of the 2003 SIP

Administration

     The 2003 SIP provides for administration by a committee appointed by the Board of Directors or, alternatively if no such committee is appointed, by the entire Board of Directors (the “Committee”). When appointing members to the Committee, the Board of Directors is to take into consideration the “outside director” standards contained in Section 162(m) of the Internal Revenue Code and, the “non-employee” director standards contained in Rule 16b-3 of the Securities Exchange Act. The Committee has the authority to grant awards under the 2003 SIP and to make all other determinations that it may deem necessary or advisable for the administration of the 2003 SIP. The Committee’s decisions relating to the administration of the 2003 SIP and grants of Awards (as defined below) shall be final and binding on all participants.

Types of Awards

     The 2003 SIP permits the Committee to make a variety of awards, including nonqualified options to purchase shares of Common Stock, stock appreciation rights, other stock-based awards which are settled in either cash or shares of Common Stock and are determined by reference to shares of stock, such as grants of restricted Common Stock, grants of rights to receive stock in the future, or dividend equivalent rights (together, “Awards” or “Award”). These discretionary Awards may be made on an individual basis or through a program approved by the Committee for the benefit of a group of eligible persons.

     The number of shares of Common Stock as to which any Award is granted, the potential payout of any Award not denominated in shares of Common Stock and the eligible persons to whom Awards are granted will be determined by the Committee, subject to the provisions of the 2003 SIP. Awards may be made exercisable or settled at the prices and may be made forfeitable or terminable under the terms established by the Committee, to the extent not otherwise inconsistent with the terms of the 2003 SIP.

Structure of Individual Awards

     The Committee may, but is not required to, structure any Award so as to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. As provided in the Third Amendment, to the extent that the Committee desires to base an Award on performance goals that are intended to qualify the Award as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Committee may, but is not required to, make the vesting or payment of the Award subject to the achievement of one or any combination of the performance goals listed below during a specified period (terms are defined as in the Third Amendment):

  Cash flow
  Earnings before interest, taxes, depreciation and amortization (EBITDA)
  Earnings per share (EPS)
  Net operating profit after taxes (NOPAT)
  Return on assets (ROA)
  Return on net assets (RONA)
  Return on equity (ROE)
  Return on invested capital (ROIC)
  Company, franchise or system same restaurant sales (SRS)

  Retention of Company team members in general or in any specific category or level of employment
  Earnings before interest, depreciation and amortization (EBIDA)
  Earnings before interest and taxes (EBIT)
  Earnings before interest, taxes, depreciation, amortization and rent (EBITDAR)
  Company, franchise or system restaurant growth in number of new restaurants

  Company, franchise or system traffic growth (Guest Count Growth)
  Market share or related strength of brand measures related to consumer perception, including but not limited to brand relevance and guest satisfaction, in each case based on objective data such as guest or market surveys
  Economic value added (dollar spread between return on capital and cost of capital) (EVA)
  Gross revenues
  Operating income
  Operating cash flow
  Revenue, less cost of merchandise, payroll and related costs and other restaurant operating costs (Gross profit)

  Average restaurant volume growth
  Fixed charge coverage ratio
  Sales and earnings performance
  Total shareholder return
  General and administrative costs (as a percentage of net sales or flat dollar amount)
  Consolidated net income
  Management of capital or operating expenditures
  Appreciation of stock price
  Market value added (Company market value less total capital employed)
  Debt levels, either alone or as a percentage of any other Performance Goal

     The performance goals may be applied to the Company, any affiliate or any business unit, either individually, alternatively or in combination. In addition, the Committee may modify the performance goals previously established with respect to a particular grant of an Award to address accounting expenses of equity compensation; amortization of acquired technology and intangibles; asset write-downs; litigation-related events; changes in laws affecting reported results; reorganizations; discontinued operations; and extraordinary and non-recurring events. The Committee will consider whether such action would result in the loss of a tax deduction to the Company pursuant to Section 162(m) of the Internal Revenue Code.

     As amended, the 2003 SIP prohibits the payment of dividends and/or dividend equivalent rights until the other equity rights to which they relate vest.

Options

     The 2003 SIP provides that the exercise price of any option may not be less than the fair market value of the Common Stock of the Company on the date of the grant. The term of a non-qualified stock option may not exceed 10 years from the date of grant.

     The Committee may permit an option exercise price to be paid in cash, by the delivery of previously-owned shares of the Company’s Common Stock, through a cashless exercise executed through a broker, or by having a number of shares of Common Stock otherwise issuable at the time of exercise withheld. Under the Third Amendment, reload grants are prohibited. Reload grants are new option grants that are made to an optionee to replace shares delivered by the optionee in payment of the exercise price and/or tax withholding obligation under any other option held by the optionee.

     Also under the Third Amendment, the Committee may not directly or indirectly reduce the exercise price of an option after it is granted without the approval of the Company’s shareholders, except in connection with a merger, liquidation, or other similar reorganization of the Company. Surrendering an option in consideration of, or in exchange for, the grant of a new option with a lower exercise price, stock, cash, or any other award would be considered a reduction in the exercise price of the original option.

Stock Appreciation Rights

     Stock appreciation rights may be granted separately or in connection with another Award. Each stock appreciation right allows the recipient to receive the appreciation per share of Common Stock over a defined price which may not be less than the fair market value of a share of Common Stock on the date the stock appreciation right is granted or, if granted in connection with an option, the exercise price of such option. If a stock appreciation right is granted in connection with another Award, it may only be exercised to the extent that the related Award has not been exercised, paid, or otherwise settled. Stock appreciation rights are exercisable or payable at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of Common Stock or in cash, according to terms established by the Committee with respect to any particular award. Stock appreciation rights have no defined expiration period under the 2003 SIP, but an expiration period can be included in the applicable Award agreement or program.

Other Stock-Based Awards

     The 2003 SIP allows the Committee to grant stock-based incentives, other than options and stock appreciation rights, that entitle the recipient to receive payment of an amount equal to either the value of a specified number or a percentage or multiple of a specified number of shares of the Company’s Common Stock, or the value of dividends paid on a specified number of shares of Common Stock during a dividend period. Such Awards may be subject to such restrictions and other conditions, if any, as the Committee shall determine, and payment may be made in either cash or shares of the Company’s Common Stock, as the Committee may determine. Examples of such stock-based incentives that may be granted pursuant to the 2003 SIP include restricted stock, restricted stock units, performance share awards, and dividend equivalent rights.

     Any stock Award that contains a forfeitability provision will vest over a period of no less than three years. Any stock Award that does not contain forfeitability provisions based upon performance goals will vest over a period of no less than two years, subject to exceptions for death, disability, retirement and similar events as may be prescribed by the Committee. Any stock Award granted under the 2003 SIP shall provide that the stock subject to the stock Award, net of shares of stock withheld or otherwise applied to satisfy tax withholding obligations, shall be subject to a minimum holding period of six months from the date the shares of stock cease to be forfeitable, subject to exceptions for death, Disability, retirement and similar events as may be prescribed by the Committee.

Amendment or Termination

     The 2003 SIP may be amended or terminated by the Board of Directors. Except as otherwise provided by the terms of the 2003 SIP, the Board of Directors will obtain shareholder approval for any amendment to the 2003 SIP that increases the number of shares of Common Stock available under the plan, materially expands the classes of individuals eligible to receive awards, materially expands the type of awards available for issuance under the plan, or would otherwise require shareholder approval under the rules of the NYSE. No amendment may change the granting corporation or the shares available for purchase or grant under the 2003 SIP without shareholder approval, provided that further shareholder approval will not be required in certain transactions if the 2003 SIP is fully described in an agreement or other document, such as a consolidation agreement, reflecting the transaction, and the transaction is approved by the shareholders. No amendment or termination by the Board of Directors may adversely affect the rights of a shareholder of an Award without the shareholder’s consent.

Federal Income Tax Consequences

     The following discussion outlines generally the federal income tax consequences of participation in the 2003 SIP as amended by the Third Amendment. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the 2003 SIP.

Internal Revenue Code Section 409A

     The 2003 SIP is intended to comply with the requirements of Section 409A of the Internal Revenue Code, and the provisions of the 2003 SIP and any Award documents and election forms will be interpreted in a manner that satisfies these requirements. If any provision of the 2003 SIP or any term or condition of any Award or election form would otherwise frustrate or conflict with this intent, the provision, term, or condition will be interpreted and deemed amended so as to avoid this conflict. Nevertheless, we cannot guarantee that the operation of the 2003 SIP will eliminate all risk that a participant may be required to pay additional taxes or interest under Section 409A of the Internal Revenue Code with respect to Awards granted under the 2003 SIP.

Nonqualified Options

     A participant will not recognize income and will not be taxed upon the grant of a nonqualified option or at any time prior to the exercise of all or a portion of the option. At the time the participant exercises all or a portion of a nonqualified option, he or she will have compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding deduction. Depending upon the period shares of Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally will result in a short-term or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of the shares when the nonqualified option was exercised. Special rules apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of Common Stock to the Company.

Stock Awards

     A recipient will not be taxed upon the grant of a stock Award if such Award is not transferable by the recipient or is subject to a “substantial risk of forfeiture,” as defined in the Internal Revenue Code. However, when the shares of Common Stock that are subject to the stock Award are transferable by the recipient and are no longer subject to a substantial risk of forfeiture, the recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock Award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. If a recipient so elects at the time of receipt of a stock Award, he or she may include the fair market value of the stock subject to the stock Award, less any amount paid for such stock, in income at that time and the Company also will be entitled to a corresponding deduction at that time.

Other Stock-Based Awards

     A participant generally will not recognize income and will not be taxed upon the grant of a stock appreciation right, dividend equivalent right, restricted stock unit, or performance Award (collectively, the “Equity Incentives”). Generally, at the time a participant receives payment under any Equity

Incentive, he or she will have compensation taxable as ordinary income in an amount equal to the cash or fair market value of the Common Stock received, and the Company will then be entitled to a corresponding deduction.

Withholding Taxes

     A participant may be liable for federal, state, or local tax withholding obligations as a result of the grant, exercise or settlement of an Award. The tax withholding obligation may be satisfied by payment in the form of cash, certified check, previously-owned shares of Common Stock or, if a participant elects with the permission of the Committee, by a reduction in the number of shares to be received by the participant under the Award.

New Plan Benefits

     The stock incentives that may be issued under the 2003 SIP following shareholder approval of the Third Amendment will be granted at the discretion of the Committee and, therefore, are not determinable at this time.

     If shareholder approval is not obtained, adoption of the Third Amendment to the 2003 SIP shall be deemed null and void.

The Board of Directors recommends that you vote
FOR approval of the Third Amendment to the 2003 Stock Incentive Plan.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

     The following table presents information as of the end of fiscal year 2011 with respect to equity compensation plans of the Company:

	(a)	(b)	(c)
	Number of	Weighted-	Number of Securities
	Securities to be	Average	Remaining Available for
	Issued Upon	Exercise Price	Future Issuance Under
	Exercise of	of Outstanding	Equity Compensation
	Outstanding	Options,	Plans (Excluding
	Options, Warrants	Warrants and	Securities Reflected in
Plan Category	and Rights (#)	Rights ($)(1)	Column (a)) (#)
Equity compensation plans approved by
security holders	6,917,236	13.10	3,677,883 (2)
Equity compensation plans not
approved by security holders	155,904 (3)	-	- (4)
Total	7,073,140	13.10	3,677,883

____________________

(1)	Represents weighted average exercise price of outstanding options only.

(2)	This amount consists of 95,482 shares available for future issuance under the Directors’ Plan, 332,930 shares available for issuance under the 1996 SIP, and 3,249,471 shares available for issuance under the 2003 SIP.

(3)	Represents share equivalent units outstanding under the Predecessor Plan.

(4)	Does not reflect shares that may become issuable under the Predecessor Plan because the Company does not have a specific number of shares reserved for issuance under the Predecessor Plan.

PROPOSAL THREE:
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

     Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are asking shareholders to approve the compensation of the Named Executives as described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Company has designed its compensation program to attract and retain the best possible executive talent and to motivate the Company’s executives to achieve the goals of the Company’s business strategy through a “pay for performance” compensation structure that rewards executive performance that maximizes financial return to shareholders, prudently invests capital and achieves certain targets for sales and profits. In addition to the discussion of our executive compensation program found in the “Compensation Discussion and Analysis” section of this Proxy Statement, we urge you to consider the following factors in deciding how to vote on this proposal:
  Executive pay is tied to performance, the great majority of which is not guaranteed.
  Undue risk is mitigated by the utilization of caps on potential payments, clawback provisions, and lengthy vesting periods.
  We provide only modest perquisites that benefit the Company’s business purposes.
  We have adopted reasonable share ownership guidelines, which all Named Executives meet.
  Our Compensation Committee has engaged an independent consultant that reports directly to the Compensation Committee and provides no other services to the Company.
  We do not have employment agreements with any of the Named Executives, including the Chief Executive Officer.
  We do not have separate change in control agreements or excise tax gross-ups.
  We do not include the value of short-term or long-term incentive compensation in pension calculations.
     The Board of Directors recommends a vote FOR the following advisory resolution because it believes that the policies and practices described in the “Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving the Company’s goals of attracting and retaining the best possible executive talent, motivating sustained financial and operational performance, and aligning executives’ interest with those of shareholders:

     RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and related narrative).

     This advisory resolution, commonly referred to as the “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

The Board of Directors recommends that you vote
FOR approval of the Advisory Resolution on Executive Compensation.

PROPOSAL FOUR:
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY
VOTES ON EXECUTIVE COMPENSATION

     In addition to the advisory vote on executive compensation set forth in Proposal Three above, the Dodd-Frank Act requires that shareholders have the opportunity to vote on whether future advisory votes on executive compensation should occur every year, every two years, or every three years. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. While the Board recommends that shareholders vote to hold the say-on-pay vote every year, the voting options are to hold the say-on-pay vote every year, every two years or every three years. Shareholders may also abstain from voting on this proposal.

The Board of Directors recommends that you vote
FOR holding the say-on-pay vote every year.

RELATED PERSON TRANSACTIONS

     On January 8, 2009, we entered into a three-year consulting agreement with Global Partner Ships, Inc. (“GPS”), of which Mark S. Ingram is President. Mr. Ingram is a brother-in-law of the Company’s Chief Executive Officer, Samuel E. Beall, III. Under the terms of the consulting agreement, GPS is to provide international and domestic franchise brokerage services including directing the efforts to secure buyers for our international and domestic franchise development rights, assisting with the transition of the management of international franchise operations and performing such franchise consulting related services as we may reasonably request. For its services, GPS will be paid a commission equal to 1/3 of each area development agreement fee (as defined in the consulting agreement) actually received and retained by the Company for any development agreements which GPS provides services to us net of any fee sharing arrangements with other franchise brokers or developers. GPS will be eligible to receive an annual non-refundable draw against future commissions in the amount of $100,000, which is to be paid to GPS on a monthly basis. Total fees paid to GPS during fiscal year 2011 were $89,156.

     The equity interests of Mr. Beall and his immediate family aggregated with the equity interests of Mr. Martin who retired from the Board on June 30, 2011, and his immediate family amount to a 16.02% interest in Processed Foods, Inc., from whom the Company purchased approximately $15.5 million of goods during fiscal year 2011. Transactions between the Company and Processed Foods, Inc. have been approved by a committee of disinterested Directors.

     On July 22, 2010, we entered into a licensing agreement with Gourmet Market, Inc. which is owned by our Chief Executive Officer’s brother, Price Beall. The licensing agreement allows us to operate multiple restaurants under the Truffles® name. Truffles is an upscale café concept that currently operates three restaurants in the vicinity of Hilton Head Island, South Carolina.

     Under the terms of the agreement, we will pay a licensing fee to Gourmet Market, Inc. of 2.0% of gross sales of any Truffles we open. Additionally, we will pay Gourmet Market, Inc. a monthly fee for up to two years for consulting services to be provided by Price Beall to assist us in developing and opening Truffles restaurants under the terms of the licensing agreement. During the first 12 months of the license agreement, we will pay $20,833 per month for such services. During the second 12 months of the license agreement, we will pay either $20,833 per month if we have a communicated plan to develop three or more Truffles restaurants or $10,417 per month if we have a communicated plan to develop two or fewer Truffles restaurants. Total fees paid to Gourmet Market, Inc. during fiscal year 2011 were $226,041.

     The Board of Directors has adopted a policy that all related person transactions with the Company must be approved in advance by the Audit Committee. All potential related person transactions must be submitted to the Secretary for subsequent submission to the Audit Committee. All related person transactions are presumed to be prohibited unless the Audit Committee determines that one of the following exceptions applies:

(1)	The terms of the proposed transaction would be reasonable under the circumstances if the Company and the related person were dealing at arms length; or
(2)	The terms of the proposed transaction are less favorable to the related person than if the Company and the related person were dealing at arms length; or
(3)	There is a compelling business reason to approve the transaction after taking into account such factors as the availability of other unrelated persons to perform similar work under a similar timeframe and price structure; or
(4)	The Audit Committee has been made fully aware of existing or potential significant conflicts in connection with the proposed transaction and determines that the Company has taken appropriate steps to manage such conflicts.

AUDIT COMMITTEE MATTERS

Audit Committee Report

     The Audit Committee reports as follows with respect to the audit of the Company’s fiscal year 2011 consolidated financial statements (the “Financial Statements”):
  Management is primarily responsible for the preparation of the Financial Statements and the financial reporting process, including the system of internal controls over financial reporting. KPMG, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s Financial Statements in accordance with generally accepted accounting principles and for issuing a report thereon;
  The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions about the effectiveness of the Company’s internal control over financial reporting;
  The Audit Committee has reviewed and discussed the Financial Statements with KPMG and the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and accounting judgments, and the transparency of disclosures in the Financial Statements;
  The Audit Committee has discussed with KPMG the matters required to be discussed by Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;
  The Audit Committee has received the written disclosures and letter from KPMG required by the NYSE Listing Standards and the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence from the Company and has discussed with KPMG the firm’s independence;
  The Audit Committee has held meetings with KPMG throughout the fiscal year without management present, to discuss financial reporting matters;
  In its meetings with KPMG, the Audit Committee asks KPMG to address several topics that the Audit Committee believes are particularly relevant to its oversight, including: whether KPMG would have in any way prepared the Financial Statements differently from the manner selected by management; if the auditor were an investor, would the investor have received, in plain English, the information essential to understanding the Company’s financial performance during the reporting period; and whether the Company is following the same internal audit procedures that would be followed if KPMG were the Company’s Chief Executive Officer; and
  Based on reviews and discussions of the Financial Statements with management and discussions with KPMG described above, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2011.
     The Audit Committee, comprised of all non-management directors, meets at regularly scheduled executive sessions at which Mr. Lanigan, the Audit Committee Chairman, presides.

     This report is submitted by the Audit Committee, the current members of which are named below.

Bernard Lanigan, Jr. (Chair)
Matthew A. Drapkin
Dr. Donald Ratajczak

Audit Committee Charter

     The Board of Directors has adopted a written charter for the Audit Committee, a copy of which, as amended to date, is available on our website at http://rubytuesday.com/investors/governance. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter and the Board of Directors approves it on an annual basis.

Independence of Audit Committee Members

     Each of the members of our Audit Committee meets the requirements for independence as defined by the applicable listing standards of the NYSE and the SEC rules.

PROPOSAL FIVE:
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has selected KPMG to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 5, 2012. At the Annual Meeting, we will ask shareholders to ratify the Board’s selection. KPMG, which has served in this same capacity since 2000, is expected to be represented at the Annual Meeting. A representative of KPMG will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

     The Board of Directors has submitted this proposal to our shareholders as required by the Audit Committee Charter. If the shareholders do not ratify the Board’s proposal, the Board of Directors will reconsider its action with respect to the engagement of KPMG. Approval of the resolution, however, will in no way limit the Board’s authority to terminate or otherwise change the engagement of KPMG during the fiscal year ending June 5, 2012.

Accountants’ Fees and Expenses

     The following table sets forth the aggregate fees billed to the Company by KPMG for the fiscal years ended May 31, 2011 and June 1, 2010.

	Fiscal Year Ended
	May 31, 2011	June 1, 2010
Audit Fees (1)	$771,800	$621,930
Audit-related Fees (2)	27,500	44,400
Tax Fees (3)	0	188,000
All Other Fees	0	0

Total Fees	$799,300	$854,330

____________________

(1)	Includes fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the condensed consolidated financial statements included in our quarterly Reports on Form 10-Q for the first three quarters of fiscal year 2011 and fiscal year 2010, fees associated with the audits of internal control over financial reporting, and in fiscal year 2011, fees for procedures performed in connection with the acquisition of 109 restaurants from certain of our franchisees.

(2)	Includes fees for professional services rendered in fiscal years 2011 and 2010 in connection with audits of an employee benefit plan, consents in connection with the Company’s franchise disclosure document circulars, our definitive proxy statement relating to our 2011 and 2010 Annual Meeting of shareholders, and, in fiscal year 2010, the Company’s response to SEC comment letters in connection with our Annual Report on Form 10-K for the year ended June 2, 2009.

(3)	Tax fees for fiscal year 2010 consisted principally of fees for tax compliance assistance and a project associated with the classification of repairs and maintenance expenses.

Audit Committee Policy for the Engagement of the Independent Auditor for Audit and Permitted Non-Audit Services

     The Audit Committee has adopted a policy governing the provision of audit and permitted non-audit services by our independent registered public accounting firm. Pursuant to this policy, the Audit Committee will consider annually, and, if appropriate, approve, the engagement of the independent registered public accounting firm to provide audit, review, and attest services for the relevant fiscal year. Any changes to the terms and conditions of the annual engagement, resulting from changes in audit scope or Company structure or from other subsequent events, must be approved in advance by the Audit Committee.

     The policy also provides that any proposed engagement of the independent registered public accounting firm for non-audit services that are permitted under applicable laws, rules, and regulations, must be approved in advance by the Audit Committee, except that the pre-approval requirement is waived with respect to the provision of non-audit services if (i) the aggregate amount of such services, other than tax planning or tax strategies services, does not exceed $25,000 in a single instance; (ii) such services were not recognized to constitute non-audit services at the time of engagement of the independent registered public accounting firm; and (iii) such services were promptly brought to the attention of the Audit Committee and approved prior to completion of the service by the Audit Committee or by a majority of the members of the Audit Committee. Such approvals are required to be obtained in advance at regularly scheduled meetings of the Audit Committee, except in special circumstances where delaying such approval until the next regularly scheduled meeting of the Audit Committee is impractical. In such special circumstances, approval of such engagements may be obtained by (i) telephonic meeting of the Audit Committee; (ii) unanimous consent action of all of the members of the Audit Committee; or (iii) electronic mail, facsimile or other form of written communication so long as such written communication is ratified by unanimous consent action prior to the next regularly scheduled meeting of the Audit Committee or by resolution at the next regularly scheduled meeting of the Audit Committee. The policy prohibits the engagement of an independent registered public accounting firm in instances in which the engagement is prohibited by applicable laws, rules, and regulations.

     All of the services provided under Audit Fees, Audit-related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

Determination of Auditor Independence

     The Audit Committee has considered and evaluated the services provided by KPMG and has determined that the provision of such services was not incompatible with maintaining KPMG’s independence.

The Board of Directors recommends that you vote FOR the Ratification of the Selection of KPMG as the Company’s Independent Registered Public Accounting Firm.

SHAREHOLDER PROPOSALS

     Any shareholder of the Company who wishes to submit a proposal for action at our 2012 Annual Meeting of Shareholders and who desires the proposal to be considered for inclusion in our proxy materials must provide a written copy of the proposal to the Company not later than April 18, 2012 and must otherwise comply with the rules of the SEC relating to shareholder proposals. Shareholder proposals should be sent by mail to the Company’s principal executive office or by facsimile at (865) 379-6826 followed by mail submission, in each case to the attention of Scarlett May, Vice President, General Counsel and Secretary of the Company.

     The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2012 Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such meeting unless (a) with respect to any nomination for director, written notice of the intent to make the nomination is submitted to the Company at least 90 days in advance of the meeting and is otherwise made in accordance with the nomination procedures contained in the Articles of Incorporation and certain other procedures contained in the Bylaws of the Company, or (b) with respect to any other shareholder proposal, notice of the matter is received by the Company at its principal executive office at least 90 days in advance of the meeting and complies with certain other procedures contained in the Bylaws of the Company, and in either case, certain other conditions of the applicable rules of the SEC are satisfied.

GENERAL

     Management does not know of any other business to come before the Annual Meeting. If, however, other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

     A list of shareholders entitled to be present and vote at the Annual Meeting will be available for inspection by shareholders at the time and place of the Annual Meeting.

     This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended May 31, 2011 are available without charge to shareholders upon written request to the Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801, telephone number (865) 379-5700 and are available on our website at http://rubytuesday.com/investors/annualreports. Additional copies of these documents may be requested by contacting the Secretary at the address and phone number listed above. In addition, you may access these materials on the Internet at https://materials.proxyvote.com/781182 which does not have “cookies” that identify visitors to the site.

By Order of the Board of Directors,

Scarlett May
Vice President, General Counsel and Secretary
August 17, 2011
Maryville, Tennessee

ANNEX A
THIRD AMENDMENT TO THE
RUBY TUESDAY, INC.
2003 STOCK INCENTIVE PLAN

     THIS THIRD AMENDMENT is made as of this 20th day of July, 2011, by Ruby Tuesday, Inc., a corporation organized and existing under the laws of the State of Georgia (hereinafter called the “Company”).

W I T N E S S E T H:

     WHEREAS, the Company maintains the Ruby Tuesday, Inc. 2003 Stock Incentive Plan (the “Plan”) under an amended and restated indenture dated as of July 9, 2003, as amended by the First and Second Amendments thereto;

     WHEREAS, the Company wishes to amend the Plan primarily to make changes to the Plan to revise the performance goals used to qualify certain awards as performance-based compensation under Section 162(m) of the Internal Revenue Code; and

     WHEREAS, this Third Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

     NOW, THEREFORE, the Company does hereby amend the Plan, effective as of various dates indicated below, as follows:

1.	By deleting Section 1.1(l-1) in its entirety and substituting therefor the following:

       “(l-1) ‘Performance Goals’ means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to a Stock Incentive granted to a Participant under the Plan. Performance Goals may be described in terms of (i) Company-wide objectives, (ii) objectives that are related to performance of the division, department or function within the Company or an affiliate in which the Participant receiving the Stock Incentive is employed or on which the Participant’s efforts have the most influence, (iii) performance solely in relation to objectives achieved during the Performance Period or as compared to past performance periods, and/or (iv) performance relative to the performance by a company or group of companies selected by the Committee with respect to one or more Performance Goals established by the Committee. The Performance Goal(s) established by the Committee under an objective formula for any Performance Period under the Plan will consist of one or more of the following criteria:

  Cash flow
  Earnings before interest, taxes, depreciation and amortization (EBITDA)
  Earnings per share (EPS)
  Net operating profit after taxes (NOPAT)
  Return on assets (ROA)
  Return on net assets (RONA)
  Return on equity (ROE)
  Return on invested capital (ROIC)
  Company, franchise or system same restaurant sales (SRS)
  Company, franchise or system traffic growth (Guest Count Growth)

  Retention of Company team members in general or in any specific category or level of employment
  Earnings before interest, depreciation and amortization (EBIDA)
  Earnings before interest and taxes (EBIT)
  Earnings before interest, taxes, depreciation, amortization and rent (EBITDAR)
  Company, franchise or system restaurant growth in number of new restaurants
  Average restaurant volume growth
  Fixed charge coverage ratio

Annex A

  Market share or related strength of brand measures related to consumer perception, including but not limited to brand relevance and guest satisfaction, in each case based on objective data such as guest or market surveys
  Economic value added (dollar spread between return on capital and cost of capital) (EVA)
  Gross revenues
  Operating income
  Operating cash flow
  Revenue, less cost of merchandise, payroll and related costs and other restaurant operating costs (Gross profit)

  Sales and earnings performance
  Total shareholder return
  General and administrative costs (as a percentage of net sales or flat dollar amount)
  Consolidated net income
  Management of capital or operating expenditures
  Appreciation of stock price
  Market value added (Company market value less total capital employed)
  Debt levels, either alone or as a percentage of any other Performance Goal

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, including, but not limited to a change in applicable law, the Performance Goals are no longer suitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, with respect to a period as the Committee deems appropriate and equitable. For example, the Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under Financial Accounting Standards No. 123R; amortization of acquired technology and intangibles; asset write-downs; litigation or claim judgments or settlements; changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence. In any such case, the Committee shall consider whether any modification of the Performance Goals or minimum acceptable level of achievement would cause the exemption under Code Section 162(m) to become unavailable.”

2.	By adding a new Subsection (h) to Section 3.1, as follows:

       “(h) Dividends payable on Stock subject to a Stock Incentive and dividend equivalent rights payable with respect to a Stock Incentive shall not be paid prior to the vesting of the portion of the Stock Incentive to which they relate.”

3.	By deleting Clause (iv) of Subsection 3.2(a) and substituting therefor the following

       “(iv) No Repricing or Buyouts. Except as provided in Section 5.2, without the approval of the Company’s shareholders, the Exercise Price of an Option may not be reduced, directly or indirectly, after the grant of the Option, including any surrender of the Option in consideration of, or in exchange for: (1) the grant of a new Option having an Exercise Price below that of the Option that was surrendered; (2) Stock; (3) cash; or (4) any other Stock Incentive.”

4.	By deleting from Subsection (c) of Section 3.2 the phrase “for at least six (6) months prior to the date of exercise”.

Annex A

5.	By adding a new Subsection (f) to Section 3.2, as follows:

       “(f) No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.”

6.	By deleting Subsection (b) of Section 3.4 in its entirety and substituting therefor the following:

       “(b) Any Stock Award that does not contain forfeitability provisions based upon Performance Goals shall vest over a period of no less than two (2) years, subject to exceptions for death, Disability, retirement and similar events as may be prescribed by the Committee.”

7.	By adding a new Subsection (d) to Section 3.4, as follows:

       “(d) Minimum Holding Period. Any Stock Award granted under the Plan shall provide that the Stock subject to the Stock Award, net of shares of Stock withheld or otherwise applied to satisfy tax withholding obligations, shall be subject to a minimum holding period of six (6) months from the date the shares of Stock cease to be forfeitable, subject to exceptions for death, Disability, retirement and similar events as may be prescribed by the Committee.”

8.	By deleting Section 5.3 and substituting therefor the following: “[Reserved.]”

     The provisions of the Plan, as amended by this Third Amendment, shall become effective with respect to Stock Incentives granted on and after the date it is approved by shareholders at the 2011 Annual Meeting of the Company’s shareholders and if the shareholders of the Company fail to approve the Third Amendment at the 2011 Annual Meeting of shareholders, the Third Amendment shall be null and void but only as to those amendments pertaining to the use of Performance Goals (Paragraph 1 hereof). In that event, the surviving provisions of the Third Amendment shall be effective with respect to Stock Incentives granted on and after the date of the 2011 Annual Meeting of shareholders, regardless of whether shareholder approval is received.

     IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed as of the day and year first above written.

RUBY TUESDAY, INC.

By:
Samuel E. Beall, III
Chairman of the Board,
Chief Executive Officer and President

ATTEST:
By:
Scarlett May
Secretary

[CORPORATE SEAL]

Annex A

RUBY TUESDAY, INC. ATTN: RAMONA SEALE 150 W. CHURCH AVENUE MARYVILLE, TN 37801
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M37859-P15100	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RUBY TUESDAY, INC.

To Elect Three Class I Directors For a Term of Three Years to the Board of Directors: The Board of Directors recommends a vote FOR all director nominees listed below.

1.	Election of Directors		For	Against	Abstain

	1a.	JAMES A. HASLAM, III	☐	☐	☐

	1b.	STEVEN R. BECKER	☐	☐	☐

	1c.	STEPHEN I. SADOVE	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2.	TO APPROVE AN AMENDMENT TO THE COMPANY'S 2003 STOCK INCENTIVE PLAN.		☐	☐	☐

3.	TO APPROVE, BY NON-BINDING VOTE, EXECUTIVE COMPENSATION.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	TO RECOMMEND, BY NON-BINDING VOTE, THE FREQUENCY OF EXECUTIVE COMPENSATION VOTES.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

5.	TO RATIFY THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 5, 2012.		☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

M37860-P15100

RUBY TUESDAY, INC.
Annual Meeting of Shareholders
October 5, 2011 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated August 17, 2011. The undersigned hereby appoints Samuel E. Beall, III and Marguerite Naman Duffy and either of them, with full power of substitution, as proxy or proxies to represent the undersigned and to vote all shares of Ruby Tuesday, Inc. (the "Company"), common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders, to be held at 11:00 AM, EDT on October 5, 2011 at the Restaurant Support Center, 150 West Church Avenue, Maryville, TN 37801, and any adjournment(s) thereof, as designated on the reverse side hereof and in their discretion as to other matters as described in the Proxy Statement and as to any other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned.

If you hold Ruby Tuesday stock in the Ruby Tuesday, Inc. Salary Deferral Plan (the "401 (K) Plan"), this proxy/voting instruction card is solicited by the Trustee, Wells Fargo Shareholder Services. You may vote these shares by phone and/or Internet as described on the reverse side. If you do not provide voting instructions with respect to the shares held in the 401 (K) Plan, those shares will not be voted.

This proxy/voting instruction card, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy is revocable at or anytime prior to the meeting.

Continued and to be marked, dated and signed on reverse side